                                                                    EXHIBIT 2.14


                                   Exhibit A

                          UNIFORM TERMS AND CONDITIONS

                                    CONTENTS

1.  Representations and Warranties of the Owners..........................   1
     1.1.  Ownership Interest Held........................................   1
     1.2.  Organization, Authority and Capacity...........................   1
     1.3.  Authorization and Validity.....................................   1
     1.4.  Absence of Conflicting Agreements or Required Consents.........   2
     1.5.  Interested Transactions........................................   2
     1.6.  Statements True and Correct....................................   2
2.  Representations And Warranties Of The Owners And The Company..........   2
     2.1.  Organization, Authority and Capacity...........................   2
     2.2.  Authorization and Validity.....................................   3
     2.3.  Absence of Conflicting Agreements or Required Consents.........   3
     2.4.  Franchise Matters..............................................   3
     2.5.  Outstanding and Authorized Capitalization......................   3
     2.6.  Subsidiaries, Investments and Predecessors.....................   4
     2.7.  Financial Statements; Accounting Records.......................   4
     2.8.  Absence of Changes.............................................   4
     2.9.  No Undisclosed Liabilities.....................................   5
     2.10.  Litigation, etc...............................................   6
     2.11.  No Violation of Law...........................................   6
     2.12.  Real and Personal Property....................................   6
     2.13.  Contracts and Commitments.....................................   7
     2.14.  Employment and Labor Matters..................................   8
     2.15.  Employee Benefit Matters......................................   9
     2.16.  Insurance Policies............................................  10
     2.17.  Environmental Matters.........................................  11
     2.18.  Accounts Receivable and Payable...............................  11
     2.19.  Taxes.........................................................  11
     2.20.  Statements True and Correct...................................  12
     2.21.  Intellectual Property Rights..................................  12
     2.22.  Company Products and Services.................................  14
     2.23.  Schedules.....................................................  14
     2.24.  Company Information...........................................  14
     2.25.  Telco, Vendor and Facilities Information......................  15
3.  Representations And Warranties Of Premiere............................  15
     3.1.  Organization, Authority and Capacity...........................  15
     3.2.  Authorization and Validity.....................................  15
     3.3.  Absence of Conflicting Agreements or Required Consents.........  15
     3.4.  Outstanding and Authorized Capitalization......................  15
     3.5.  SEC Filings; Financial Statements..............................  16
     3.6.  Statements True and Correct....................................  16
4.  Additional Covenants And Agreements...................................  16
     4.1.  Public Announcements...........................................  16
     4.2.  Noncompetition, Nonsolicitation and Nondisclosure..............  16
     4.3.  Approval of Transactions.......................................  18

     4.4.  Tax Returns....................................................  18
     4.5.  State Takeover Laws............................................  19
     4.6.  Documents of the Company.......................................  19
     4.7.  Owner Covenant.................................................  19
     4.8.  Consents.......................................................  19
     4.9.  Release by the Company.........................................  19
     4.10.  Release by Owners.............................................  20
     4.11.  Termination of Employment Agreements..........................  21
     4.12.  Adoption of Registration Rights Agreement.....................  21
     4.13.  Assignment of Franchise Agreement and SRA.....................  21
     4.14.  Exchange Listing..............................................  21
     4.15.  Personal Guaranties...........................................  21
     4.16.  Resignations..................................................  21
5.  Closing...............................................................  22
     5.1.  Closing........................................................  22
     5.2.  Document Delivery by the Company and Owners - General..........  22
     5.3.  Document Delivery by the Company and Owners - Stock Transfer...  22
     5.4.  Document Delivery by Premiere - General........................  23
     5.5.  Document Delivery by Premiere - Stock Transfer.................  23
     5.6.  Escrow Agreement...............................................  23
     5.7.  Employment Agreements..........................................  23
     5.8.  [This Section intentionally omitted.]..........................  23
     5.9.  [This Section intentionally omitted.]..........................  23
     5.10.  Additional Deliveries.........................................  23
6.  Indemnification.......................................................  23
     6.1.  Indemnification of Premiere....................................  23
     6.2.  Notice and Opportunity to Defend...............................  24
     6.3.  Survival and Insurance.........................................  25
     6.4.  Establishment of Escrow........................................  25
     6.5.  Arbitration....................................................  25
     6.6.  Limitations as to Amount.......................................  25
     6.7.  Other Rights and Remedies Not Affected.........................  26
7.  Certain Definitions...................................................  26
8.  Miscellaneous Provisions..............................................  30
     8.1.  Notices........................................................  30
     8.2.  Owner's Representative.........................................  30
     8.3.  Expenses.......................................................  31
     8.4.  Further Assurances.............................................  31
     8.5.  Waiver.........................................................  31
     8.6.  Assignment.....................................................  31
     8.7.  Binding Effect.................................................  31
     8.8.  Entire Agreement...............................................  31
     8.9.  Governing Law; Severability....................................  32
     8.10.  Counterparts..................................................  32
     8.11.  Brokers.......................................................  32
     8.12.  Schedules and Exhibits........................................  32
     8.13.  Headings......................................................  32
     8.14.  Amendment.....................................................  32
     8.15.  Enforcement...................................................  32

     8.16.  No Benefit to Third Parties...................................  32
9.  Company Purchase Price................................................  33
10.  Share Exchange.......................................................  33
     10.1.  Share Exchange (General)......................................  33
     10.2.  Share Exchange (Stock Consideration)..........................  33
               10.2.1.  Stock Consideration...............................  33
               10.2.2.  Treasury Shares...................................  33
     10.3.  Share Exchange (Cash Consideration)...........................  34
               10.3.1.  Cash Consideration................................  34
               10.3.2.  Treasury Shares...................................  34
11.  Forward Triangular Merger............................................  34
     11.1.  Forward Triangular Merger (General)...........................  34
               11.1.1.  Merger Corp to be Surviving Corporation...........  34
               11.1.2.  Filing of Merger Certificates.....................  34
               11.1.3.  Articles and Bylaws...............................  34
               11.1.4.  Dissenting Shareholders...........................  35
     11.2.  Forward Triangular Merger (Stock Consideration)...............  35
               11.2.1.  Conversion of Shares..............................  35
               11.2.2.  Treasury Shares...................................  35
     11.3.  Forward Triangular Merger (Cash Consideration)................  35
               11.3.1.  Conversion of Shares..............................  35
               11.3.2.  Treasury Shares...................................  36
12.  Reverse Triangular Merger............................................  36
     12.1.  Reverse Triangular Merger (General)...........................  36
               12.1.1.  Company to be Surviving Corporation...............  36
               12.1.2.  Filing of Merger Certificates.....................  36
               12.1.3.  Articles and Bylaws...............................  36
               12.1.4.  Dissenting Shareholders...........................  37
     12.2.  Reverse Triangular Merger (Stock Consideration)...............  37
               12.2.1.  Conversion of Shares..............................  37
               12.2.2.  Treasury Shares...................................  37
     12.3.  Reverse Triangular Merger (Cash Consideration)................  37
               12.3.1.  Conversion of Shares..............................  37
               12.3.2.  Treasury Shares...................................  38
13.  Tax Representations and Undertakings.................................  38
     13.1.  Reorganization................................................  38
     13.2.  Reorganization-Related Representations........................  38
     13.3.  Continuity of Interest........................................  41
14.  Accounting Matters...................................................  41
     14.1.  Pooling of Interests..........................................  41
     14.2.  Pooling-Related Representations...............................  41
     14.3.  Limitation on Disposition.....................................  42
     14.4.  Contractual Restrictions......................................  42
15.  Securities Matters...................................................  42
     15.1.  Affiliate Status..............................................  42
     15.2.  Purchase for Investment.......................................  43
     15.3.  Covenants and Warranties of the Owners........................  43
     15.4.  Legends, Etc..................................................  44
     15.5.  Understanding of Restrictions on Dispositions.................  44

     15.6.  Filing of Reports by Premiere.................................  44
     15.7.  Transfer Under Rule 145(d)....................................  44
     15.8.  Acknowledgments...............................................  45

                          UNIFORM TERMS AND CONDITIONS

                1.  Representations and Warranties of the Owners

         Each Owner, jointly and severally, represents and warrants the following to Premiere:

1.1. OWNERSHIP INTEREST HELD.

         1.1.1. Owner is the owner of all right, title and interest (legal, record and beneficial) in and to the Company Equity Securities shown as owned by Owner on SCHEDULE 2.5.1, free and clear of any and all liens, encumbrances or restrictions of any nature whatsoever (except for any restrictions on transfer imposed by securities laws), and Owner has no other interest in the Company Equity Securities of the Company.

         1.1.2. Except as provided in SCHEDULE 1.1.2. or as specifically contemplated by this Agreement, no person or entity has any right or privilege (whether preemptive or contractual) for the purchase of any Company Equity Securities from Owner.

         1.1.3. SCHEDULE 1.1.3. contains a complete list of all agreements or arrangements, whether written or oral, to which Owner is a party that relate in any way to the Company Equity Securities. If the Transactions involve a Stock Transfer, the delivery of such Company Equity Securities pursuant thereto will transfer to Premiere good and marketable title to all such Company Equity Securities held by such Owner, free and clear of all liens, encumbrances or restrictions of any nature whatsoever other than any restrictions on transfer imposed by federal or state securities laws.

1.2. ORGANIZATION, AUTHORITY AND CAPACITY.

         If Owner is a natural person, Owner has the full authority and capacity necessary to execute, deliver and perform his or her obligations under the Transaction Documents to be executed and delivered by Owner (the "Owner Transaction Documents"). If Owner is not a natural person, (i) Owner is an entity of the type described in the Transfer Agreement, is duly organized, validly existing and in good standing under the laws of its state of organization, with the full corporate, partnership or other power and authority necessary to execute, deliver and perform its obligations under the Owner Transaction Documents, and (ii) Owner is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified or in good standing could have a material adverse effect on Owner's ability to perform its obligations under the Owner Transaction Documents.

1.3. AUTHORIZATION AND VALIDITY.

         1.3.1. If Owner is not a natural person, (i) the execution, delivery and performance of the Owner Transaction Documents have been duly authorized by all necessary action on the part of Owner, and (ii) the Owner Transaction Documents have been or will be, as the case may be, duly executed and delivered by Owner and constitute or will constitute the legal, valid and binding obligations of Owner, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance or other laws affecting creditors' rights generally, or as may be modified by a court of equity.

         1.3.2. If Owner is a natural person, Owner has the legal capacity required for executing, delivering and performing the Owner Transaction Documents. If Owner is married and Owner's interest in the Company constitutes community property, the Transaction Documents to be executed and delivered by Owner's spouse have been or will be, as the case may be, duly executed and delivered by Owner's spouse and constitute or will constitute the legal, valid and binding obligations of Owner's spouse, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally, or as may be modified by a court of equity.

1.4. ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS.

         Except as set forth on SCHEDULE 1.4., the execution, delivery and performance by Owner of each of the Owner Transaction Documents (i) do not require the consent of or notice to any governmental or regulatory authority or any other third party; (ii) if Owner is not a natural person, will not conflict with any organizational document of Owner; (iii) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Owner is subject or by which Owner is bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit material to the Transactions; and (v) will not create any encumbrance or restriction upon the Company Equity Securities if the Transactions involve a Stock Transfer.

1.5. INTERESTED TRANSACTIONS.

         1.5.1. Except as set forth on SCHEDULE 1.5.1., no (i) Owner, (ii) Affiliate of an Owner or (iii) employee of the Company is a party to any contract, loan or other transaction with the Company and does not have any direct or indirect interest in or affiliation with any party to any such a contract, loan or other transaction.

         1.5.2. Except as set forth on SCHEDULE 1.5.2., Owner is not an employee, consultant, partner, principal, director or owner of, and does not have any other direct or indirect interest in or affiliation with, or membership in, any Person that is engaged in a business that competes with or is similar to the business of the Company.

1.6. STATEMENTS TRUE AND CORRECT.

         No representation or warranty made herein by Owner, nor in any statement, certificate or instrument furnished or to be furnished to Premiere by Owner pursuant to any Transaction Document, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading.

           2. Representations And Warranties Of The Owners And The Company

         The Company and the Owners jointly and severally represent and warrant the following to Premiere:

2.1. ORGANIZATION, AUTHORITY AND CAPACITY.

         2.1.1. The Company is an entity of the type described in the SCHEDULE 2.1.1., is duly organized or formed under the laws of the jurisdiction listed on said Schedule, is validly existing, and is in good standing under the laws of said jurisdiction, and has the full corporate, partnership or other power and authority necessary to (i) execute, deliver and perform its obligations under the Transaction Documents to be executed and delivered by the Company (the "Company Transaction Documents") and (ii) carry on its business as it has been and is now being conducted and to own and lease the Assets which it now owns or leases.

         2.1.2. The Company is duly qualified to do business and is in good standing in the jurisdictions set forth in SCHEDULE 2.1.2., which includes every jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on (i) the Company's ability to perform its obligations under the Company Transaction Documents or (ii) the Assets, results of operations or prospects of the Company.

2.2. AUTHORIZATION AND VALIDITY.

         The execution, delivery and performance of the Company Transaction Documents have been duly authorized by all necessary corporate, partnership or other action on the part of the Company. The Company Transaction Documents have been or will be, as the case may be, duly executed and delivered by the Company and constitute or will constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors' rights generally, or as may be modified by a court of equity.

2.3. ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS.

         Except as set forth on SCHEDULE 2.3., the execution, delivery and performance by the Company of the Company Transaction Documents: (i) do not require the consent of or notice to any governmental or regulatory authority or any other third party; (ii) will not conflict with any provision of the Company's organizational documents; (iii) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which the Company is subject or by which the Company or any of its Assets are bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which the Company is a party or by which the Company or any of its properties are bound; and (v) will not create any lien, encumbrance or restriction upon any of the Assets owned or leased by the Company. Neither the Company, any Owner nor any Affiliate thereof has taken or agreed to take any action or has any knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any consents necessary for the consummation of the transactions contemplated hereby or result in the imposition of a condition or restriction of the type that would materially adversely impact the economic or business benefits of the Transactions such that, had such condition or restriction been known, Premiere would not have entered into this Agreement.

2.4. FRANCHISE MATTERS.

         2.4.1. Attached to SCHEDULE 2.4.1. is a true and complete copy of (i) the Franchise Agreement, (ii) the SRA, (iii) the NAP Agreement, (iv) each other written agreement to which the Company or any Owner, on one hand, and VTE, VTN or any Affiliate thereof, on the other hand, are party, and (v) a description of all material terms of any oral agreement to which the Company or any Owner, on one hand, and VTE, VTN or any Affiliate thereof, on the other hand, are party.

         2.4.2. Except as set forth on SCHEDULE 2.4.2., the Company (i) has not received a notice of financial or other Default under any of the agreements attached to or described in SCHEDULE 2.4.1., and (ii) has not notified any other party to any such agreement that it considers such party in Default under such agreement.

         2.4.3. Attached to SCHEDULE 2.4.3. is a true, complete and correct copy of the operating manual or other document containing all operating policies, codes and requirements imposed on the Company by VTE pursuant to the Franchise Agreement.

2.5.  OUTSTANDING AND AUTHORIZED CAPITALIZATION.

         2.5.1. SCHEDULE 2.5.1. is an accurate and complete list of all authorized and outstanding Company Equity Securities, showing the identity of the holders thereof, the type of security, the number of such securities held, and such other information requested in such schedule, by category or type. All outstanding Company Equity Securities are listed and held of record as indicated on said Schedule and have been duly and validly issued, are fully paid and nonassessable.

         2.5.2. If the Company is a corporation, no shares of capital stock are held in the treasury of the Company except as set forth on SCHEDULE 2.5.2. None of such Company Equity Securities were issued in violation of preemptive rights of any past or present holder of any Company Equity Security. Except as set forth on said SCHEDULE 2.5.2., there are no outstanding warrants, options, rights, calls or other commitments of any nature relating to Company Equity Securities and there are no outstanding securities of the Company convertible into or exchangeable for, any Company Equity Securities, in either case which have been granted or created by the Company.

         2.5.3. Except as set forth on SCHEDULE 2.5.3., the Company is not obligated to issue or repurchase any Company Equity Securities for any reason and no person or entity has any right or privilege (whether preemptive or contractual) for the purchase, subscription or issuance of any unissued Equity Securities of the Company. There are no outstanding rights to demand registration of securities of the Company or to sell securities of the Company in connection with a registration by the Company under the Securities Act.

2.6. SUBSIDIARIES, INVESTMENTS AND PREDECESSORS.

         2.6.1. Except as set forth on SCHEDULE 2.6.1., the Company has not owned and does not currently own, directly or indirectly, of record, beneficially or equitably, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, limited liability company, association, trust, joint venture or other entity.

         2.6.2. Set forth on SCHEDULE 2.6.2. is a listing for the last five (5) years of all predecessor companies of the Company, including the names of any entities from whom the Company previously acquired material Assets, and any other entity of which the Company has been a subsidiary or division.

         2.6.3. Except as listed on SCHEDULE 2.6.3., the Company has not sold or disposed of, by way of Asset sale, stock sale, spin-off or otherwise, any material Assets or business of the Company.

2.7. FINANCIAL STATEMENTS; ACCOUNTING RECORDS.

         2.7.1. Attached hereto as SCHEDULE 2.7.1. are the financial statements of the Company for the three (3) most recent fiscal years, and interim financial statements for all interim periods subsequent to the most recently ended fiscal year, including for the Company's most recently ended interim period, which reflect the results of operations and financial condition of the Company for such periods and as of the dates indicated (collectively, the "Financial Statements").

         2.7.2. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied other than as indicated on SCHEDULE 2.7.2. and except for (i) the omission of notes to interim Financial Statements, and (ii) the fact that interim Financial Statements are subject to normal and customary year-end adjustments which will not, in the aggregate, be material. The Financial Statements present fairly in all material respects the financial position of the Company as of the dates indicated and present fairly in all material respects the results of the Company's operations for the periods then ended, and are in accordance with the books and records of the Company, which have been properly maintained and are complete and correct in all material respects.

         2.7.3. SCHEDULE 2.7.3. contains true, correct and complete responses to the information requested in such schedule, by category or type, with respect to the Company's accounting, banking or other business records.

2.8. ABSENCE OF CHANGES.

         Except as set forth on SCHEDULE 2.8., and except as contemplated by this Agreement, since the date of the Latest Balance Sheet, the Company has conducted its business only in the ordinary course and has not:

             (a) suffered any material adverse change in its working capital, condition (financial or otherwise), Assets, liabilities, reserves, business or operations, except for distributions to the Owners for payment of taxes in the ordinary course of business and consistent with past practice (except for the timing of such distributions);

             (b) paid, discharged or satisfied any liability other than in the ordinary course of business and consistent with past practices;

             (c) written off as uncollectible any account receivable other than in the ordinary course of business and in amounts not exceeding the reserve or allowance for doubtful accounts included in the Latest Balance Sheet;

             (d) compromised any debts, claims or rights or disposed of any of its properties or Assets other than in the ordinary course of business and consistent with past practices;

             (e) entered into any commitments or transactions not in the ordinary course of business or made capital expenditures or commitments;

             (f) made any change in any method of accounting or accounting practice;

             (g) subjected any of its Assets, tangible or intangible, to any lien, encumbrance or restriction of any nature whatsoever, except for liens for current property taxes not yet due and payable;

             (h) increased any salaries, wages or employee benefits for any employee of the Company;

             (i) hired, committed to hire or terminated any independent contractor, or employee;

             (j) declared, set aside or made any payment, dividend or other distribution to any holder of a Company Equity Security or purchased, redeemed or otherwise acquired, directly or indirectly, any Company Equity Security;

             (k) terminated or amended any material contract, license or other instrument to which the Company is a party or suffered any loss or termination or threatened loss or termination of any existing business arrangement or supplier or customer, the termination or loss of which, in the aggregate, could materially and adversely affect the Company;

             (l) issued any Company Equity Security or otherwise effected any change in its capital structure;

             (m) commenced or settled any litigation; or

             (n) agreed, whether in writing or otherwise, to take any action described in this Section 2.8.

2.9. NO UNDISCLOSED LIABILITIES.

         Except as set forth on SCHEDULE 2.9., the Company has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, except for liabilities and obligations (i) reflected in the Financial Statements or (ii) incurred in the ordinary course of its business since the date of the Latest Balance Sheet and immaterial in amount or effect on the business, prospects, financial condition or results of operations of the Company.

2.10. LITIGATION, ETC.

         2.10.1. Except as set forth on SCHEDULE 2.10.1., (i) there are no claims, lawsuits, actions, arbitrations, administrative or other proceedings instituted or pending against the Company or against any director or employee (in such individual's capacity as a director or employee), employee benefit plan or Asset of the Company, and, to the Knowledge of the Company and the Owners, no such matter is threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome); (ii) to the Knowledge of the Company and the Owners, there are no governmental or administrative investigations or inquiries pending that involve the Company or any of its Assets; (iii) there are no judgments against or consent decrees binding on the Company or any of its Assets; and (iv) there are no material claims, individually or in the aggregate, not covered by insurance.

         2.10.2. SCHEDULE 2.10.2. contains a brief description of any claim, lawsuit, action, arbitration, administrative or other proceeding involving the Company settled or otherwise concluded since January 1, 1992.

2.11. NO VIOLATION OF LAW.

         2.11.1. Except as set forth on SCHEDULE 2.11.1., the Company has not been and is not in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for any such violations as would not individually or in the aggregate have a material adverse effect on the Company, financial or otherwise.

         2.11.2. SCHEDULE 2.11.2. lists all Permits necessary for the Company to own, lease and operate its Assets and to conduct its business as it has been and is currently conducted. Except as set forth on said Schedule, the Company (i) has and has always had in effect the Permits listed on said Schedule, and (ii) there has occurred no Default under any such Permit.

2.12. REAL AND PERSONAL PROPERTY.

         2.12.1 SCHEDULE 2.12.1. sets forth a list of all material Assets of the Company, including, without limitation, all furniture, fixtures and equipment, but excluding real property described on SCHEDULE 2.12.2., and contains true, correct and complete responses to the information requested in such schedule, by category or type, with respect to the Company's fixed assets and computer equipment. Except as set forth on said Schedule, the Company (i) has good and valid title to all of its Assets, including all the Assets reflected in the Financial Statements; and (ii) owns such Assets free and clear of all liens, encumbrances or restrictions of any nature whatsoever.

         2.12.2. SCHEDULE 2.12.2. contains a true and correct description of all real property owned or leased by the Company, including all improvements located thereon, and except as set forth on said Schedule, the Company has good and marketable title to all real property owned by it, free and clear of any liens, encumbrances or restrictions of any nature whatsoever. Attached to said Schedule are true, correct and complete copies of all leases, deeds, easements and other documents and instruments relating to said real property and improvements. No condemnation or similar actions are currently in effect or pending against any part of any real property owned or leased by the Company and, to the best knowledge of the Company and the Owners, no such action is threatened against any such real property. To the Knowledge of the Company, there are no encroachments, leases, easements, covenants, restrictions, reservations or other burdens of any nature which impair in any material respect the use of any owned or leased real property in a manner consistent with past practices nor does any part of any building structure or any other improvement thereon encroach on any other property.

         2.12.3. [This Subsection intentionally omitted]

         2.12.4. The present zoning, subdivision, building and other ordinances and regulations applicable to any owned or leased real property permit the continued operation, use, occupancy and enjoyment of such real property consistent with past practices, and the Company is in compliance with, in all material respects, and has received no notices of violations of, any applicable zoning, subdivision or building regulation, ordinance or other law, regulation, or requirement including, but not limited to, certificate of need. The Company has all rights and easements necessary for public ingress thereto and egress therefrom and for the provision of all utility services thereto, including any required curb cut or street opening permits or licenses for vehicular access over presently existing roads and driveways.

         2.12.5. The Company's Assets (including all buildings and improvements in connection therewith) are in good operating condition and repair, ordinary wear and tear excepted, and such Assets include all rights, properties, interests in properties, and Assets necessary to permit Premiere to carry on the Company's business as presently conducted.

         2.12.6. SCHEDULE 2.12.6. contains true, complete and correct copies of the most recent tax bills for each piece of real property owned by the Company. Except as set forth on said Schedule, each piece of real property owned by the Company is separately assessed for real property tax assessment purposes and is not combined with any other real property for such tax assessment purposes.

2.13. CONTRACTS AND COMMITMENTS.

         2.13.1. SCHEDULE 2.13.1. contains a complete and accurate list of all contracts, agreements, commitments, instruments and obligations (whether written or oral, contingent or otherwise) of the Company concerning the following matters (the "Company Agreements"):

             (a) the lease (as lessee or lessor) or license (as licensee or licensor) of any real or personal property (tangible or intangible);

             (b) the employment, termination, severance or engagement of or with respect to any officer, director, employee, consultant or agent;

             (c) any arrangement between or among the Company, its Affiliates, the Owners, any director, officer or employee thereof and/or Related Persons, including without limitation loans, guarantees and credit arrangements;

             (d) any arrangement limiting the freedom of the Company to compete in any manner in any line of business or requiring the Company to share profits;

             (e) any arrangement that could reasonably be anticipated to have a material adverse effect on the Company, financial or otherwise;

             (f) any arrangement not in the ordinary course of business;

             (g) any power of attorney, whether limited or general, granted by or to the Company;

             (h) any other arrangement that requires performance for a period of more than 90 days or that requires payments in excess of $10,000;

             (i) any loan agreement, contract or other arrangement relating to the borrowing of money by the Company and the amount outstanding thereunder or the guarantee by the Company of any third party obligation;

             (j) any agreement or arrangement involving Intellectual Property Rights (other than contracts entered into in the ordinary course of business with customers and "shrink-wrap" software licenses);

             (k) any contract or arrangement relating to the provision of data processing, network communication or other technical services to or by the Company or any Affiliate thereof; and

             (l) any contract or arrangement relating to the provision, purchase or sale of goods or services, other than contracts entered into in the ordinary course of business and involving payments not in excess of $5,000.

Except as indicated on said Schedule, attached to said Schedule are true and complete copies of all of the Company Agreements.

         2.13.2. Except as set forth on SCHEDULE 2.13.2., (a) the Company Agreements are valid and effective in accordance with their terms, (b) there is not under any Company Agreement (i) any existing or claimed Default by the Company or (ii) to the Knowledge of the Company and the Owners, any existing or claimed Default by any other party, and (c) the continuation, validity and effectiveness of the Company Agreements will not be affected by the Transactions and the Transactions will not result in a breach of or Default under, or require the consent of any other party to, any of the Company Agreements. There is no actual or, to the Knowledge of the Company and the Owners, threatened termination, cancellation or limitation of any Company Agreements that would have a material adverse effect on the Company, financial or otherwise. To the Knowledge of the Company and the Owners, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Company Agreements.

2.14. EMPLOYMENT AND LABOR MATTERS.

         2.14.1. SCHEDULE 2.14.1. sets forth (i) the number of all full-time and part-time employees of the Company; (ii) the number of independent contractors utilized by the Company and (iii) the name and compensation paid to each independent contractor, employee of or consultant to the Company who received salary and bonuses for either of the Company's two most recently ended fiscal years in excess of $20,000.

         2.14.2. To the Knowledge of the Company and the Owners, the Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, and the employment of non-residents under the Immigration Reform and Control Act of 1986.

         2.14.3.  Except as disclosed on SCHEDULE 2.14.3.,

             (a) there are no charges, governmental audits, investigations, administrative proceedings or complaints concerning the Company's employment practices pending or, to the Knowledge of the Company and the Owners, threatened before any federal, state or local agency or court, and, to the Knowledge of the Company and the Owners, no basis for any such matter exists;

             (b) the Company is not a party to any union or collective bargaining agreement, and, to the Knowledge of the Company and the Owners, no union attempts to organize the employees of the Company have been made, nor are any such attempts now threatened; and

             (c) the Company has not experienced any organized slowdown, work interruption, strike, or work stoppage by its employees.

         2.14.4. SCHEDULE 2.14.4. contains true, correct and complete responses to the information requested in such schedule, by category or type, with respect to the processing of the Company's payroll.

         2.14.5. SCHEDULE 2.14.5. contains true, correct and complete responses to the information requested in such schedule, by category or type, with respect to the automatic deposit of the Company's payroll.

         2.14.6. SCHEDULE 2.14.6. contains true, correct and complete responses to the information requested in such schedule, by category or type, with respect to each employee of the Company. With respect to each such employee, the Company has attached to said Schedule a copy of (i) such employee's job description,
(ii) any confidentiality agreement to which the Company and such employee are party, (iii) any employment agreement to which the Company and such employee are party and (iv) such employee's most recent performance review.

2.15. EMPLOYEE BENEFIT MATTERS.

         2.15.1. SCHEDULE 2.15.1. contains a list and brief description of all profit sharing, pension, simplified employee pension ("SEP"), salary reduction simplified employee pension ("SARSEP"), employee stock ownership, 401(k) or other retirement plans or programs maintained by the Company for the benefit of the Owners or the Company's officers, directors, employees, former employees or independent contractors (the "Retirement Plans"). Attached to said Schedule are copies of the following documents for all qualified plans listed on said
Schedule: (i) official plan document and all amendments thereto, (ii) summary plan description, (iii) trust document and all amendments thereto, (iv) most recent IRS determination letter (except for SEPs and SARSEPs, which do not have determination letters), (v) most recent IRS Form 5500 (except for SEPs and SARSEPs, which do not have Form 5500s), (vi) the name and telephone number of each plan's recordkeeper, and (vii) with respect to defined benefit plans only, the most recent actuarial statement and the name and telephone number of the plan's actuary.

         2.15.2. SCHEDULE 2.15.2. contains a list and brief description of all current and deferred compensation, severance, vacation, stock purchase, stock option, bonus, incentive compensation, cafeteria, medical, hospital, life, health, disability, death or other fringe and welfare benefit plans or programs (whether or not insured) maintained by the Company for the benefit of the Owners or the Company's officers, directors, employees, former employees or independent contractors, including without limitation any unwritten compensation, fringe benefit, payroll or employment practices, procedures or policies (the "Welfare Plans"). Attached to said Schedule are copies of the following documents for all benefits listed in said Schedule: (i) summary plan descriptions, official plan documents and provider agreements (e.g., HMO contracts) for all medical plans,
(ii) summary plan descriptions and any other available documents (e.g., insurance contracts) for all plans and arrangements other than medical plans and
(iii) the name and telephone number of the insurance broker and/or third party administrator for each plan.

         2.15.3. The Retirement Plans and the Welfare Plans (collectively, the "Benefit Plans") are the only employee benefit plans and agreements maintained by the Company for the benefit of the Owners or the Company's officers, directors, employees, former employees or independent contractors. Except as disclosed on SCHEDULE 2.15.3., there are no contributions or payments due with respect to any of the Benefit Plans, nor will any such contributions or payments be due or required to be paid on or prior to the Closing Date. Each Benefit Plan of the Company has been operated and administered in substantial compliance with the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), and the provisions of the Code applicable to it. No Benefit Plan of the Company or its ERISA Affiliates which is subject to the minimum funding standards of ERISA or the Code, if any, has incurred any accumulated funding deficiency within the meaning of ERISA or the Code. All contributions with respect to a Benefit Plan of the Company or its ERISA Affiliates that is subject to Code
Section 412 or ERISA Section 302 have been timely made and there is no lien or expected to be a lien under Code Section 412(n) or ERISA Section 302(f) or tax under Code Section 4971. No Benefit Plan of the Company or its ERISA Affiliates has a "liquidity shortfall" as defined in Code Section 412(m)(5). Neither the Company nor its ERISA

Affiliates are subject to or can reasonably be expected to become subject to a lien under Code Section 401(a)(29). No event has occurred in connection with a Benefit Plan of the Company or its ERISA Affiliates that could result in liability to the Company under Title IV of ERISA. The Company has not incurred any liability to the Pension Benefit Guaranty Corporation in connection with any Benefit Plan of the Company or its ERISA Affiliates which is subject to Title IV of ERISA, if any. The Assets of each Benefit Plan of the Company or its ERISA Affiliates that is subject to Title IV of ERISA, if any, are sufficient to provide all "benefit liabilities" (as defined in ERISA Section 4001(a)(16) under such Benefit Plan if such Benefit Plan terminated, and are also sufficient to provide all other benefits due under the Benefit Plan (including, but not limited to, ancillary, disability, shutdown, early retirement and welfare benefits). Neither the Company nor its ERISA Affiliates have had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer pension plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A) at any time. No event which constitutes a reportable event as defined in Section 4043 of ERISA has occurred or is continuing with respect to any Benefit Plan covered by ERISA. No facts exist which will result in a material increase in the premium costs of any Benefit Plan for which benefits are insured or a material increase in benefit costs of any Benefit Plan which provides self-insured benefits. No "prohibited transaction" (as defined in ERISA Section 406 or Code Section 4975) has occurred with respect to any Benefit Plan. None of the Benefit Plans has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for former or retired employees of the Company, except as required to avoid excise taxes under Code Section 4980B. All Benefit Plans subject to Code Section 4980B or Part 6 of Title I of ERISA have been maintained in compliance with the requirements of Code Section 4980B and Part 6 of Title I of ERISA. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that could result in the payment of any amount that would not be deductible under Code Sections 162(m) or 280G. As of the Closing Date, the Company has no material liabilities under any Benefit Plan that is not reflected in the Financial Statements, except for accruals for contributions and expenses for the current year.

2.16. INSURANCE POLICIES.

         2.16.1. Except as described on SCHEDULE 2.16.1., all of the Assets and business of the Company are insured in such amounts and against such losses, casualties or risks as are reasonably customary for similar properties and businesses, and the Company has maintained such insurance continuously from the earlier of (i) the date of its inception and (ii) the date of inception of any of its predecessors.

         2.16.2. SCHEDULE 2.16.2. sets forth a complete and accurate list and description of all insurance policies in force naming the Company, or any employee, consultant or independent contractor thereof, or Owner, as an insured or beneficiary or as a loss payee or for which the Company has paid or is obligated to pay all or part of the premiums, including, without limitation, all liability, professional liability, fire, health and life insurance policies. All such policies are in full force and effect and the premiums due thereon have been timely paid. The Company has not received notice of any pending or threatened termination or premium increase (retroactive or otherwise) with respect thereto, and, to the Knowledge of the Company and the Owners, the Company and the Owners are in compliance with all conditions contained therein. Except as set forth on said Schedule, (a) there are no pending claims against such insurance by the Company as to which insurers are defending under reservation of rights or have denied liability, and (b) there exists no claim under such insurance that has not been properly filed by the Company. To the Knowledge of the Company and the Owners, there are no outstanding or unfulfilled requirements or recommendations of any insurance company insuring the Company regarding any repairs to or work to be performed with respect to the Assets of the Company. The Company has complied with any such requirements and recommendations as to which the Company has received notice.

         2.16.3. SCHEDULE 2.16.3. contains a listing of all claims made and loss histories in respect of any insurance maintained by the Company or any predecessor during the past three (3) years.

2.17. ENVIRONMENTAL MATTERS.

         To the Knowledge of the Company and the Owners and except as set forth in SCHEDULE 2.17., there is no present or past Environmental Condition in any way relating to the business, properties or Assets of the Company. "Environmental Condition" means (a) the introduction into the environment of any pollution, including without limitation any contaminant, irritant or pollutant or other toxic or hazardous substance, in violation of any federal, state or local law, ordinance or governmental rule or regulations, as a result of any spill, discharge, leak, emission, escape, injection, dumping or release of any kind whatsoever of any substance or exposure of any type in any work places or to any medium, including without limitation air, land, surface waters or ground waters, or from any generation, transportation, treatment, discharge, storage or disposal of waste materials, raw materials, hazardous materials, biomedical waste including blood, toxic materials or products of any kind or from the storage, use or handling of any hazardous or toxic materials or other substances, as a result of which the Company has or may become liable to any person or by any reason of which any of the Assets of the Company may suffer or be subjected to any lien, encumbrance or restriction of any nature, or (b) any noncompliance with any federal, state or local environmental law, rule, regulation or order as a result of or in connection with any of the foregoing.

2.18. ACCOUNTS RECEIVABLE AND PAYABLE.

         2.18.1. Except as set forth on SCHEDULE 2.18.1., the accounts receivable outstanding as of the date of the Latest Balance Sheet are, and the accounts receivable outstanding as of the Effective Time will be, (i) valid and genuine accounts receivable arising solely out of bona fide sales and delivery of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, (ii) subject to no asserted defenses, counterclaims, or rights of setoff, and (iii) collectible within ninety (90) days after billing at the full recorded amount thereof less the recorded allowance for doubtful accounts reflected on the Latest Balance Sheet or the Closing Date Balance Sheet, as applicable.

         2.18.2. Except as set forth on SCHEDULE 2.18.2., no accounts payable of the Company are, at this date, over 30 days old. Attached to said Schedule is an aged list of the Company's accounts receivable and accounts payable for the most current period and for the Company's most recent fiscal year.

2.19. TAXES.

         2.19.1. Except as set forth on SCHEDULE 2.19.1. or as reflected in the Financial Statements, there does not exist and will not after the Effective Time exist any liability for Taxes which may be asserted by any taxing authority against, and no lien or other encumbrance for Taxes will attach to, the Company or any of its Assets other than (i) Taxes due in respect of periods for which tax returns are not yet due and for which adequate accruals have been made in the Financial Statements and (ii) Taxes accrued in the ordinary course of business between the date of the Financial Statements and the Closing Date. Except as listed in said Schedule all federal, state and local tax returns and tax reports required to be filed prior to the date hereof with respect to the Company have been filed (other than returns for which extensions to file have been granted) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, all of which are true, correct and complete, and all amounts shown as owing thereon have been paid.

         2.19.2. Except as set forth on SCHEDULE 2.19.2., (a) the Company has not received notice of any tax claims being asserted or any proposed assessment by any taxing authority; (b) no tax returns of the Company have been examined by the Internal Revenue Service (the "IRS") or the appropriate state agencies for any fiscal year or period ended prior to the date hereof; (c) the Company is not presently under, nor has it received notice of any, contemplated investigation or audit by the IRS or any state agency concerning any fiscal year or period ended prior to the date hereof; and (d) the Company has not executed any extension or waivers of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

         2.19.3. Except as set forth on SCHEDULE 2.19.3., the Company and any predecessors in interest have withheld or collected from each payment made to each of their employees the amount of all Taxes required to be withheld or collected therefrom and the Company and any predecessors in interest have paid the same to the proper tax depositories or collecting authorities.

         2.19.4. "Taxes" shall mean any federal, state, county, local, foreign or other tax, charge, imposition or other levy (including interest or penalties thereon) including without limitation, income taxes estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, taxes on earnings and profits, employment and payroll related taxes, property taxes, real property transfer taxes, Federal Insurance Contributions Act taxes, taxes on value added and import duties, whether or not measured in whole or in part by net income, imposed by the United States or any political subdivision thereof or by any jurisdiction other than the United States or any political subdivision thereof.

         2.19.5. Unless otherwise specified on SCHEDULE 2.19.5., the Company has been a Subchapter S corporation within the meaning of the Code at all times throughout its existence under federal law and corresponding provisions of any applicable state law and does not have any net unrealized built-in gain within the meaning of Section 1374 of the Code.

         2.19.6. Attached to SCHEDULE 2.19.6. are (i) copies of the documents requested in such schedule, by category or type, with respect to various federal tax matters, and (ii) responses to the federal income tax questionnaire included in such schedule.

         2.19.7. Attached to SCHEDULE 2.19.7. are (i) copies of the documents requested in such schedule, by category or type, with respect to various state and local tax matters and (ii) responses to the State and Local Tax Questionnaire included in such schedule.

2.20. STATEMENTS TRUE AND CORRECT.

         No representation or warranty made herein by the Company or any of the Owners, nor in any statement, certificate or instrument furnished to Premiere by the Company or any of the Owners pursuant to any Transaction Document, contains any untrue statement of material fact or omits to state a material fact necessary to make these statements contained herein and therein not misleading.

2.21. INTELLECTUAL PROPERTY RIGHTS.

         2.21.1. SCHEDULE 2.21.1. sets forth (i) a brief description of each Company Intellectual Property Right (other than any Intellectual Property Right licensed to the Company by any Person), and (ii) with respect to each Company Intellectual Property Right registered or capable of registration with any regulatory authority or for which an application for registration has been filed with any regulatory authority, the names of the jurisdictions covered by the applicable registration or application, if any.

         2.21.2. SCHEDULE 2.21.2. identifies and provides a brief description of each Intellectual Property Right licensed to the Company by any Person (except for any Intellectual Property Right that is licensed to the Company under any third party software license generally available to the public at a cost of less than Ten Thousand Dollars ($10,000)), and identifies the license agreement under which such Intellectual Property Right is being licensed to the Company. The Company is not in Default under any such license agreements.

         2.21.3. Except as set forth in SCHEDULE 2.21.3., the Company has valid and marketable title to all Company Intellectual Property Rights used in or reasonably necessary for the conduct of its business free and clear of all liens and other encumbrances, except for third party Intellectual Property Rights licensed to the Company, as to which it has a valid right to use with respect to such Company Intellectual Property Rights. No present or former employee or owner of the Company and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Intellectual Property Right which the Company owns, possesses or uses in its operations as now or heretofore conducted. All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of any Company Intellectual Property Right (i) have been party to a "work-for-hire" relationship with the Company that has accorded the Company full, effective, and exclusive original ownership of all tangible and intangible property thereby arising with respect to such Company Intellectual Property Right, and/or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company full, effective, and exclusive ownership of all tangible and intangible property thereby arising with respect to such Company Intellectual Property Right.

         2.21.4. Except as set forth in SCHEDULE 2.21.4., the Company is not obligated to make any material payment to any Person for the use of any Company Intellectual Property Right.

         2.21.5. Except as set forth in SCHEDULE 2.21.5., the Company has not developed jointly with any other Person any Company Intellectual Property Right with respect to which such other Person has any rights. The Company is the owner of or has a license to any Intellectual Property Right sold or licensed to a third party by the Company in connection with its business operations, and the Company has the right to convey by sale or license any Intellectual Property Rights so conveyed.

        2.21.6. Except as set forth in SCHEDULE 2.21.6., (a) the Company has taken all reasonable and customary measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Intellectual Property Rights (except Company Intellectual Property Rights whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Intellectual Property Rights; and (b) the Company has not disclosed or delivered, or permitted the disclosure or delivery to any Person of the source code, or any portion or aspect of the source code, of any Company Intellectual Property Rights.

         2.21.7. The Company is not infringing, misappropriating or making any unlawful use of, and no the Company has not at any time infringed, misappropriated or made any unlawful use of, and, except as set forth in
SCHEDULE 2.21.7., the Company has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Intellectual Property Right owned or used by any other Person. To the Knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful use of, and no Intellectual Property Right owned or used by any other Person infringes or conflicts with, any Company Intellectual Property Right.

         2.21.8. The Company Intellectual Property Rights constitute all the Intellectual Property Rights necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. The Company has not licensed any of the Company Intellectual Property Rights to any Person on an exclusive basis and, except as set forth in SCHEDULE 2.21.8., the Company has not entered into any covenant not to compete or contract limiting its ability to exploit fully any of the Company Intellectual Property Rights or to transact business in any market or geographical area or with any Person.

         2.21.9. Except as disclosed in SCHEDULE 2.21.9., every officer, director, or employee of the Company is a party to a contract which requires such officer, director or employee to assign any interest in any Intellectual Property Right to the Company and to keep confidential any trade secrets, proprietary data, customer information, or other business information of the Company, and no such officer, director or employee is party to any contract with any Person other than the Company which requires such officer, director or employee to assign any interest in any Intellectual Property Right to any Person other than the Company or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than the Company.

         2.21.10. Except as disclosed in SCHEDULE 2.21.10., no officer, director or employee of the Company is party to any contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including the Company.

2.22. COMPANY PRODUCTS AND SERVICES.

         The Company Products and Services conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company, and there has not been during the last three (3) years any claim made against the Company by any customer of the Company or by any other Person alleging that any Company Product and Service (including each version thereof that has been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the Knowledge of the Company, there is not a reasonable basis for any such claim. No product liability or warranty claims which individually or in the aggregate could exceed the reserves therefor on the Financial Statements have been communicated in writing to or threatened in writing against the Company. To the knowledge of the Company and the Owners, the Company Products and Services, as of the date hereof, during and after the calendar year 2000 A.D., include design, function and performance capabilities such that the Company Products and Services shall not abnormally end and/or have invalid and/or incorrect results from and/or performance or functional degradation because of the then-current date. To the knowledge of the Company and the Owners, the design and function of the Company Products and Services ensure year 2000 A.D. functionality and include, but not be limited to, date data century recognition, calculations that accommodate same century and multicentury formulas and date values, and date data interface values that reflect the century.

2.23. SCHEDULES.

         Any item disclosed in a disclosure schedule hereto shall be deemed disclosed for all other disclosure schedules hereto that require a listing, description or identification of information (except that SCHEDULE 2.5.1., SCHEDULE 2.5.2., and SCHEDULE 2.5.3. shall include a complete list); provided that there shall be no deemed disclosure of any exceptions to the representations and warranties set forth in this Article 2.

2.24. COMPANY INFORMATION.

         2.24.1. SCHEDULE 2.24.1. contains an organizational chart reflecting the current staff of the Company.

         2.24.2 If the Company is a corporation, SCHEDULE 2.24.2. sets forth the names and addresses of the officers and directors of the Company.

         2.24.3. SCHEDULE 2.24.3. contains a brief description of all business operations of the Company which are outside of the ordinary course of business conducted by the Company in its capacity as a Franchisee.

         2.24.4. If the Company is a corporation, attached to SCHEDULE 2.24.4. are true, correct and complete copies of (i) the Company's articles of incorporation and bylaws (including all amendments), (ii) minutes of the Company's board of directors and shareholders and (iii) stock ledger. If the Company is a partnership, attached to SCHEDULE 2.24.4. is a true, correct and complete copy of the Company's partnership agreement (including all amendments). If the Company is a limited liability company, attached to SCHEDULE 2.24.4. is a true, correct and complete copy of the Company's organizational and governing documents (including all amendments).

         2.24.5. SCHEDULE 2.24.5. contains true, correct and complete responses to the information requested in such schedule, by category or type, with respect to the Company's sales and marketing activities.

2.25. TELCO, VENDOR AND FACILITIES INFORMATION.

         SCHEDULE 2.25. contains true, correct and complete responses to the information requested in such schedule, by category or type, with respect to (i) telecommunications services purchased by the Company, (ii) the Company's vendors and (iii) the Company's facilities.

                3.  Representations And Warranties Of Premiere

         Premiere hereby represents and warrants the following to the Company and the Owners:

3.1. ORGANIZATION, AUTHORITY AND CAPACITY.

         Premiere is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia and has the full power and authority necessary to (i) execute, deliver and perform its obligations under the Transaction Documents to be executed and delivered by it (the "Premiere Transaction Documents"), and (ii) carry on its business as it has been and is now being conducted and to own and lease the properties and Assets which it now owns or leases. Premiere is duly qualified to do business and is in good standing in each jurisdiction in which a failure to be so qualified or in good standing would have a material adverse effect on (i) Premiere's ability to perform its obligations under the Premiere Transaction Documents or, (ii) the Assets, results of operations or prospects of Premiere.

3.2. AUTHORIZATION AND VALIDITY.

         The execution, delivery and performance of the Premiere Transaction Documents have been duly authorized by all necessary action by Premiere. The Premiere Transaction Documents have been or will be, as the case may be, duly executed and delivered by Premiere and constitute or will constitute the legal, valid and binding obligations of Premiere, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors' rights generally, or as may be modified by a court of equity.

3.3. ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS.

         The execution, delivery and performance by Premiere of the Premiere Transaction Documents: (i) do not require the consent of or notice to any governmental or regulatory authority or any other third party; (ii) will not conflict with any provision of Premiere's articles of incorporation or bylaws;
(iii) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Premiere is a party or by which Premiere or any of its properties are bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Premiere is a party or by which Premiere or any of its properties are bound; and
(v) will not create any lien, encumbrance or restriction upon any of the assets owned or leased by Premiere.

3.4. OUTSTANDING AND AUTHORIZED CAPITALIZATION.

         The authorized capital stock of Premiere consists of (a) one hundred and fifty million (150,000,000) shares of common stock, par value $.01 per share, of which twenty-four million eighty-nine thousand seven hundred sixty nine (24,089,769) shares were issued and outstanding as of March 17, 1997, and (b) five million (5,000,000) shares of preferred stock, par value $.01 per share, none of which are issued and outstanding as of the date of this Agreement. Any Premiere Stock issuable to the Owners pursuant to the terms hereof shall be duly and validly issued, and fully paid and non-assessable.

3.5. SEC FILINGS; FINANCIAL STATEMENTS.

         3.5.1. Premiere has timely filed and made available to the Owners and the Company all SEC Documents required to be filed by Premiere since March 5, 1996 (the "Premiere SEC Reports"). The Premiere SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Premiere SEC Reports or necessary in order to make the statements in such Premiere SEC Reports, in light of the circumstances under which they were made, not misleading. No Premiere Subsidiary is required to file any SEC Documents.

         3.5.2. Each of the Premiere Financial Statements (including, in each case, any related notes) contained in the Premiere SEC Reports complied in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Premiere and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

3.6. STATEMENTS TRUE AND CORRECT.

         No representation or warranty made herein by Premiere, nor in any statement, certificate or instrument to be furnished to the Company or any of the Owners by Premiere pursuant to any Transaction Document, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained therein not misleading.

                    4.  Additional Covenants And Agreements

4.1. PUBLIC ANNOUNCEMENTS.

         Neither the Company nor the Owners, nor any of their representatives, shall make any public announcement with respect to the Transfer Agreement or the Transactions without the prior written consent of Premiere, and Premiere shall not make the initial public announcement with respect thereto without the prior written consent of the Company, unless, in either case, required by law or judicial process, in which case notification shall be given to Premiere or to the Company, as the case may be, prior to such disclosure.

4.2. NONCOMPETITION, NONSOLICITATION AND NONDISCLOSURE.

         4.2.1. The parties acknowledge:

             (a) that each Owner has substantial special expertise and experience in the Business Activities (as defined below) and that such Owner possesses substantial contacts with suppliers and customers of the Company, and that such expertise, experience and contacts have been built up over a number of years, including such Owner's period of ownership of Company Equity Securities;

             (b) that each Owner will be well-compensated under this Agreement for the expertise, knowledge and contacts he or she has obtained, as well as the goodwill that he or she has built up in the Company, and that this Section is being executed as an integral part of such Owner's sale of all of his or her Company Equity Securities to Purchaser pursuant to the Transactions, an express element of which includes the sale of the goodwill such Owner's ownership and service has generated, and for which sale such Owner will receive substantial remuneration hereunder;

             (c) that each Owner has occupied a position of trust and responsibility with the Company in which he or she has had access to a substantial amount of Confidential Information (as defined below) and Trade Secrets (as defined below), and that Premiere is entering into this Agreement in reliance upon such Owner's agreement not to use or disclose such Trade Secrets and Confidential Information, not to compete against Premiere or any Affiliate, and not to solicit Premiere's or any such Affiliate's customers during the time periods set forth in this Agreement;

             (d) that due to each Owner's special experience and his or her close identification with goodwill of the Company, the harm caused by such Owner's violation of the provisions of this Section cannot reasonably or adequately be compensated solely by damages in an action at law;

             (e) that Owner is capable of competing with and substantially harming Premiere and its Affiliates and has more than adequate capital, experience, customer contact, supplier contact, name recognition and industry reputation to start a competing business, which would deprive Premiere of all or substantially all of its bargained for goodwill and other consideration in the Transactions; and

             (f) that the terms of this Section are necessary to protect Premiere's legitimate business interests, Trade Secrets and Confidential Information and that Owner's competition with Premiere or any of its Affiliates or other violation of the covenants set forth below would cause substantial and irreparable harm to Premiere.

         4.2.2. For purposes of this Section, the following terms shall have the meanings set forth below:

             "Business Activities" shall mean the provision of interactive voice messaging services.

             "Confidential Information" means information, other than Trade Secrets, which relates to the Company, the Company's business, or the Company's suppliers or customers that is not generally known by persons not employed by the Company or VTE and which Owner has learned as a consequence of his or her relationship to the Company or VTE. Such information includes, without limitation, to the extent it is not considered a Trade Secret, financial information, strategic plans and forecasts, marketing plans and forecasts, customer lists, customer pricing and order data, supplier lists, or technical information relating to the Company's products or services. "Confidential Information" shall not include information which has become generally available to the public by the act of one who has the right to disclose such information without violating a legal right of Premiere or the Company.

             "Trade Secrets" shall mean all secret, proprietary or confidential information regarding the Company or its business, including any and all information not generally known to, or ascertainable by, persons not employed by the Company or VTE, the disclosure or knowledge of which would permit those persons to derive actual or potential economic value therefrom or to cause economic or financial harm to the Company or VTE. "Trade Secrets" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating a legal right of Premiere or the Company.

         4.2.3. For three (3) years immediately following the Closing, no Owner shall, directly or indirectly, by himself or herself or in conjunction with any person, firm or corporation other than Premiere, engage in Business Activities, or help anyone else engage in the Business Activities, within the Protected Territory. Notwithstanding anything contained herein to the contrary, Owner may own up to two percent (2%) of the shares of a publicly-held corporation which competes with Premiere or any of its Affiliates, provided none of his or her other relationships with such corporation violate the terms of this Section.

         4.2.4. For three (3) years immediately following the Closing, no Owner shall, for himself or herself or on behalf of others, use or disclose any Confidential Information except in the furtherance of the business of Premiere or any of its Affiliates. No Owner shall, for himself or herself or on behalf of others, use or disclose any Trade Secrets except in the furtherance of the business of Premiere or any of its Affiliates, and each Owner acknowledges that Trade Secrets shall not lose the protection of this provision at the end of the three-year period immediately following the Closing. No Owner shall use or disclose any Trade Secret at any time while the information remains a Trade Secret. Nothing in this provision shall limit the protections available to Premiere under any federal, state or local statute or legal principle governing confidential information or trade secrets.

         4.2.5. Notwithstanding anything else in this Agreement to the contrary, the terms of this Section 4.2. shall survive the expiration or termination of this Agreement. If an Owner violates any portion of this Section, he or she shall forfeit and return to Premiere the portion of the Escrow Fund due to him or her pursuant to any Escrow Agreement.

         4.2.6. Each Owner acknowledges that his or her agreement not to compete with Premiere or any of its Affiliates is necessarily of a special, unique and extraordinary nature, and that the loss arising from a breach thereof cannot reasonably be compensated by money damages and will cause Premiere and any such Affiliate irreparable harm. Accordingly, upon the failure of any Owner to comply with the terms of this Section at any time, Premiere and any such Affiliate shall be entitled to injunctive or other extraordinary relief in case of such breach, such injunctive or other extraordinary relief to be cumulative to, but not in limitation of, any other remedies to which Premiere or any such Affiliate may be entitled.

         4.2.7. Premiere and the Owners intend that Premiere have the broadest possible protection from unfair competition by the Owners with Premiere or any of its Affiliates, consistent with public policy. Accordingly, should any court of competent jurisdiction determine that, consistent with the established precedent of the forum state, the public policy of such state requires a more limited restriction in duration, geographic area, nature of restricted activity, or any combination thereof, it would be in furtherance of the intentions of the parties hereto for the court to so interpret and construe the terms of this Agreement, or to modify the Agreement, to apply to only such more limited restrictions to an appropriate degree.

4.3. APPROVAL OF TRANSACTIONS.

         Each Owner, through the execution and delivery of the Transfer Agreement, irrevocably votes for and approves the Transactions in its capacity as a holder of Company Equity Securities, and each such Owner does hereby waive any required notice for any meeting concerning such matters. Each Owner acknowledges and agrees that he, she or it has had adequate opportunity to review the terms and conditions of the Transactions and to seek independent legal, tax and financial advice.

4.4. TAX RETURNS.

         The Owners shall cause to be prepared and filed, at their expense, a short-period tax return of the Company ending on the Closing Date, which shall be provided to Premiere for its prior review and approval, such approval not to be unreasonably withheld or delayed. If the Company is a Subchapter S corporation within the meaning of the Code, the Company shall maintain through the Effective Time its status as a Subchapter S corporation under the Code and any corresponding provisions of any applicable state law through the Closing Date and shall file such short-period return with that status. Premiere agrees to make available any information in its or the Company's possession which may reasonably be required by the Owners to complete any such short-period return.

4.5. STATE TAKEOVER LAWS.

         The Company and each of the Owners have taken, and shall take, all steps necessary for the Company to exempt the Transactions from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover laws.

4.6. DOCUMENTS OF THE COMPANY.

         To the extent not previously provided pursuant to Section 2.24.4. hereof, true and correct copies of (i) the organizational documents and all amendments thereto of the Company (certified by the Secretary of State of the state in which the Company was organized, as applicable), (ii) the Company's minutes, which accurately reflect all proceedings of the board of directors of the Company (and all committees thereof) and (iii) the record books of the Company, which contain true, complete and accurate records of the ownership of the Company, shall be provided to Premiere at Closing; and if any or all of said documents are not provided to Premiere at Closing, each Owner, jointly and severally, shall be obligated to provide to Premiere within 20 days of the Closing all such documents not previously delivered to Premiere. Notwithstanding anything to the contrary in this Agreement, the obligations of this paragraph shall survive the Closing.

4.7. OWNER COVENANT.

         Each Owner acknowledges and agrees that such Owner does not have and will not claim any individual interest in the Assets, property or rights of the Company and, after the Closing, will claim no further equity or other interest in the Company or its Assets, properties or rights.

4.8. CONSENTS.

         The Company and the Owners shall use commercially reasonable efforts to obtain all necessary consents that have not been obtained prior to the Closing. Each Owner and the Company, jointly and severally, represents and warrants to Premiere that neither the Company, any Owner nor any Affiliate thereof has taken or agreed to take any action or has any knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any necessary consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section. In order, however, that the full value of the Company's contracts and agreements may be realized, at Premiere's request, direction and expense, the Owners and the Company shall take such action as shall be reasonably necessary in order to preserve for the benefit of Premiere and the Company the rights and obligations of the Company under such contracts and agreements.

4.9. RELEASE BY THE COMPANY

         The Company, on its own behalf and on behalf of any person or entity claiming through it, hereby releases, remises, and forever discharges VTE, VTN, the NAP and their respective Representatives, Affiliates, and insurers, and their respective successors and assigns, and each of them (referred to in this section individually and collectively as the "Releasees") of and from any and all claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation of law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the Effective Time (referred to in this section as the "Released Claims"). The Company represents and warrants that no Released Claim released herein has been assigned, expressly, impliedly, or by operation of Law, and that all Released Claims released herein are owned by the Company (or an Owner, as the case may be), which has the sole authority to release them. The Company agrees that it shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit action or proceeding, judicial, administrative, or otherwise, or otherwise attempting to collect or enforce any Released Claims which are released and discharged herein.

4.10. RELEASE BY OWNERS

         Each Owner, on such Owner's own behalf and on behalf of any person or entity claiming through such Owner, in all capacities (including, without limitation, as a shareholder, director, officer, employee or agent) hereby releases, remises, and forever discharges (i) Premiere, the Company, and each of their respective individual, joint or mutual, past, present and future agents, Affiliates, stockholders, controlling persons, Subsidiaries, predecessors, successors, assigns, attorneys, employees, officers, directors and insurers (individually, a "Company Releasee" and collectively, "Company Releasees") and
(ii) VTE, VTN, the NAP, and each of their respective individual, joint or mutual, past, present and future agents, Affiliates, stockholders, controlling persons, Subsidiaries, predecessors, successors, assigns, attorneys, employees, officers and directors and insurers (individually, a "VTE Releasee" and collectively "VTE Releasees") (in this Section, "Releasee" refers to either a Company Releasee or a VTE Releasee, and "Releasees" refers to either the Company Releasees or the VTE Releasees) of and from any and all claims, demands, proceedings, causes of action, Orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, both at law and in equity, which such Owner or any person or entity claiming through such Owner (other than the Company) now has, has ever had or may hereafter have against any Releasee arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including but not limited to, claims arising under federal, state or local securities laws or laws prohibiting employment discrimination and claims growing out of any legal restrictions on rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law, and any rights to indemnification or reimbursement from the Company, whether pursuant to the Company's Articles of Incorporation or Certificate of Incorporation, as the case may be, the Company's bylaws, any contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release Owner's claim against a Company Releasee for (a) payment of the Purchase Price under this Agreement, (b) accrued wages and benefits disclosed in the Schedules hereto, or (c) any debt of the Company to Owner to the extent that such debt (i) was disclosed in the Schedules and (ii) is not subject to an Agreement Regarding Purchase of Certain Indebtedness.
Owner hereby irrevocably covenants to refrain from asserting, directly or indirectly, any claim or demand, or commencing, instituting or causing to be commenced, directly or indirectly, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby. Without limiting any of the rights and remedies otherwise available to any Releasee, the Owner shall indemnify and hold harmless each Releasee from and against all loss, claim, damage (including incidental and consequential damages) or expense (including all costs of investigation and defense and reasonable attorney's fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (x) the assertion by or on behalf of the Owner or any person claiming through the Owner of any claim or other matter purported to be released pursuant to this release and (y) the assertion by any third party of any claim or demand against any Releasee, which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Owner or any person claiming through the Owner against such third party of any claims or other matters purported to be released hereunder. If any provision of this Section 4.10 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section shall remain in full force and effect. Any provision held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

4.11. TERMINATION OF EMPLOYMENT AGREEMENTS.

         The Company and each Owner hereby agrees that any employment or management agreement to which they are parties is hereby terminated, and the Company shall have no liability or obligation thereunder of any nature or kind.

4.12. ADOPTION OF REGISTRATION RIGHTS AGREEMENT.

         Each Owner acknowledges and agrees that Premiere has entered into a Stock Restriction and Registration Rights Agreement (the "Registration Rights Agreement"), dated as of April 30, 1997, by and among Premiere, those stockholders of VTE appearing as signatories thereto, those stockholders of VTN appearing as signatories thereto and those stockholders or other equity owners of franchisees of VTE that adopt the terms of the Registration Rights Agreement in the form attached to the Transfer Agreement as EXHIBIT B. Each Owner hereby agrees to become a party to and be bound by the terms and conditions of the Registration Rights Agreement effective as of the date hereof, and Premiere agrees that each Owner shall have, subject to the terms and conditions of the Registration Rights Agreement, the rights specified therein of Premiere Stock, if any, received pursuant to the Transfer Agreement and any Agreement Relating to Purchase of Certain Indebtedness entered into in connection therewith to include shares in a registration statement filed by Premiere in accordance with such Registration Rights Agreement. Premiere acknowledges and agrees that the execution and delivery by the Owners of the Transfer Agreement into which this
Section 4.12 has been incorporated has the same effect as execution and delivery of an Adoption Agreement in the form of Exhibit A to the Registration Rights Agreement.

4.13. ASSIGNMENT OF FRANCHISE AGREEMENT AND SRA.

         To the extent that any Owner is a party to one or more (i) Franchise Agreements, (ii) SRAs, or (iii) NAP Agreements, such Owner does hereby sell, convey, transfer, assign and deliver to the Company all of such Owner's rights under the Franchise Agreements, the SRAs and the NAP Agreements, and the Company hereby assumes and agrees to satisfy, discharge, perform and fulfill all of such Owner's obligations under each such Franchise Agreement, SRA and NAP Agreement.

4.14. EXCHANGE LISTING.

         Premiere shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq National Market, the shares of Premiere Stock to be issued to the Owners pursuant to the Transactions, and Premiere shall give all notices and make all filings with the NASD required in connection with the Transactions.

4.15. PERSONAL GUARANTIES.

         Premiere shall use commercially reasonable efforts to terminate the personal guaranties of any of the Owners to repay Company indebtedness (to the extent the guaranties are disclosed in the Schedules hereto including SCHEDULE
4.15. hereto) as of the Closing, and to the extent any such guaranties have not been terminated as of the Closing, Premiere shall continue such efforts following the Closing and shall indemnify each such Owner as an "Indemnified Party" in accordance with Section 6.2. for Losses incurred by such Owner if required to satisfy such guaranty.

4.16. RESIGNATIONS

         As of the Effective Time, each Owner hereby resigns as a director of the Company, and hereby resigns from any officer positions held by such Owner with the Company.

                                  5.  Closing

5.1. CLOSING.

         The consummation of the Transactions (the "Closing") shall take place at the offices of Alston & Bird, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424, at such time and date as Premiere, the Company and the Owners may mutually agree.

5.2. DOCUMENT DELIVERY BY THE COMPANY AND OWNERS - GENERAL.

         The Company and the Owners shall deliver the following contemporaneously with the execution and delivery of this Agreement:

         5.2.1. A good standing certificate regarding the Company certified by the Secretary of State of the Company Jurisdiction dated within fifteen (15) business days of the Closing;

         5.2.2. Resolutions of the Company in form and substance satisfactory to Premiere approving the execution, delivery and performance of this Agreement and the consummation of the Transactions, certified by an appropriate officer of the Company;

         5.2.3. An incumbency certificate certifying the identity of the officers of the Company;

         5.2.4. If any Owner is not a natural person, (i) a good standing certificate regarding any such Owner, certified by the Secretary of State of such Owner's state of organization dated within fifteen (15) business days of the Closing; (ii) a resolution of any Owner in form and substance satisfactory to Premiere approving the execution, delivery and performance of this Agreement and the consummation of the Transactions, certified by an appropriate officer of such Owner; and (iii) an incumbency certificate certifying the identity of the officers of any such Owner; and

         5.2.5. A certificate of the chief financial officer of the Company certifying that the Closing Date Balance Sheet presents fairly in all material respects the financial condition of the Company as of the Closing Date and is in accordance with the books and records of the Company.

5.3. DOCUMENT DELIVERY BY THE COMPANY AND OWNERS - STOCK TRANSFER.

         If the Transactions involve a Stock Transfer, the Company and the Owners, as applicable, shall deliver the following contemporaneously with the execution and delivery of this Agreement:

         5.3.1. Certificates representing the Company Equity Securities being purchased, exchanged or converted into the consideration specified in the Transfer Agreement, as the case may be, together with accompanying stock transfer powers or instruments of assignment, duly endorsed in blank;

         5.3.2. Resignations of each of the officers and directors of the Company other than an Owner (each of whom has resigned pursuant to Section 4.16 hereof) effective as of the Effective Time;

         5.3.3. Releases, in form and substance satisfactory to Premiere, of each officer and director of the Company or any other party that is a party to an employment or consulting Agreement with the Company, other than an Owner (each of whom has executed a release pursuant to Section 4.10 hereof), concerning any claim against the Company, VTE, VTN and the NAP, other than accrued wages and benefits disclosed in the Schedules delivered pursuant to this Agreement;

         5.3.4. All books and records of the Company, including all corporate and other records, minute books, stock record books, stock registers, books of accounts, contracts, agreements and such other documents or certificates as shall be reasonably requested by Premiere;

         5.3.5. Such documents as shall be reasonably acceptable to Premiere by which the Company shall convey and assign to any Owner, and by which any Owner shall accept and assume, any Asset or liability of the Company as specified by the Transfer Agreement to be conveyed to and assumed by any such Owner;

         5.3.6. Confirmation that all agreements or arrangements, whether written or oral, between the Company and any other Person, including without limitation any Owner, that relate in any manner to the Company Equity Securities have been terminated.

5.4. DOCUMENT DELIVERY BY PREMIERE - GENERAL.

         Premiere shall deliver the following contemporaneously with the execution and delivery of this Agreement:

         5.4.1.  The consideration required under this Agreement; and

         5.4.2. Resolutions adopted by the Board of Directors of Premiere in form and substance satisfactory to the Company and the Owners approving the execution, delivery and performance of this Agreement and the consummation of the Transactions, certified by the Secretary of Premiere.

5.5. DOCUMENT DELIVERY BY PREMIERE - STOCK TRANSFER.

         If the Transactions involve a Stock Transfer, Premiere shall deliver, or arrange for SunTrust Bank, Atlanta, Premiere's transfer agent to deliver, reasonably promptly following the execution and delivery of this Agreement, certificates representing the issuance of shares of Premiere Stock as required by this Agreement; provided, however, that no certificates representing fractional shares will be issued as a result of the Share Exchange. Each holder of shares of Company Common Stock exchanged pursuant to the Transactions who would otherwise have been entitled to receive a fraction of a share of Premiere Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Premiere Common Stock multiplied by $23.9438.

5.6. ESCROW AGREEMENT.

         The Escrow Agent, each of the Owners and the Company shall execute and deliver the Escrow Agreement substantially in the form attached to the Transfer Agreement as EXHIBIT C contemporaneously with the execution and delivery of this Agreement.

5.7. EMPLOYMENT AGREEMENTS.

         As of the Closing, the Company shall have terminated any employment agreements or management agreements to which the Company is a party that are not terminable by the Company with less than thirty (30) days notice without any penalty or payment and shall deliver evidence of such termination contemporaneously with the execution and delivery of this Agreement.

5.8. [THIS SECTION INTENTIONALLY OMITTED.]

5.9. [THIS SECTION INTENTIONALLY OMITTED.]

5.10. ADDITIONAL DELIVERIES.

         Any deliveries or conditions set forth on EXHIBIT 5.10 to the Transfer Agreement shall have been made, satisfied or waived as of the Closing Date.

                              6.  Indemnification

6.1. INDEMNIFICATION OF PREMIERE.

         6.1.1. Subject to the provisions of this Article 6, each Owner shall, severally and not jointly, indemnify and hold harmless Premiere, and its officers, directors, agents or Affiliates, from and against any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages

(including special and consequential damages), liabilities, costs and expenses, including but not limited to reasonable attorneys' fees ("Losses"), suffered or incurred by any such party by reason of or arising out of any of the following:

             (a) the breach by such Owner of any representation or warranty contained in Article 1. hereof or in any document or instrument delivered by such Owner in connection with the Transaction Documents; and

             (b) the non-fulfillment of any covenant or agreement of such Owner contained in Article 4. hereof or in the Transfer Agreement.

         6.1.2. Subject to the provisions of this Article 6., the Owners shall jointly and severally indemnify and hold harmless Premiere, and its officers, directors, agents or Affiliates, from and against any and all Losses suffered or incurred by any such party by reason of or arising out of any of the following:

             (a) the breach by the Company of any representation or warranty contained in Article 2. hereof or in any Transaction Document or any document or instrument delivered by the Company in connection therewith;

             (b) the non-fulfillment of any covenant or agreement of the Company or the Owners contained in any Transaction Document;

             (c) any claim or demand by any person asserting any interest in any Company Equity Security or seeking dissenter's or appraisal rights or any other claim in respect of the Transactions, provided that indemnification as to dissenter's or appraisal rights shall not apply in respect and to the extent of any claim thereof as to which the Company notified Premiere in writing prior to the Closing;

             (d) any liability for sales taxes on account of periods ending on or prior to the Effective Time, whether or not such liability is a breach of Section 2.19. or is disclosed on SCHEDULE 2.19. or in the Financial Statements; and

             (e) the items, if any, listed on an EXHIBIT 6.1.2. to the Transfer Agreement.

         6.1.3. If the Transaction is to be accounted for as a pooling of interests, no claim for indemnification with respect to any alleged misrepresentation or breach of warranty under Section 6.1.1.(a) or Section 6.1.2.(a) may be made after the later of (i) the ninetieth (90th) day after receipt by Premiere of its audited financial statements covering a period of at least thirty (30) days after the Effective Time or (ii) for matters that would not be reasonably expected to be encountered in the audit process, one year following the Effective Time; provided, however, that the right to indemnification shall extend beyond such period with respect to any claim for which written notice was given to the Owners during such period but shall expire on the expiration of the applicable statutes of limitations unless an action has been brought with respect thereto, and provided further, that the representations and warranties set forth in Sections 1.1. through 1.4., Sections
2.1. through 2.3., Section 2.5., Section 2.9. and Section 2.19. shall survive until the expiration of the statutes of limitations applicable to any claims or causes of actions with respect to matters covered thereby. Other than as set forth above, (i) claims for indemnification with respect to any matter in a Transaction to be accounted for as a pooling of interests, and (ii) without regard to the limitations set forth above, all claims for indemnification with respect to a Transaction to be accounted for as a purchase or other than as a pooling of interests, may be made at any time prior to the expiration of the applicable statutes of limitations with respect to the matter.

6.2. NOTICE AND OPPORTUNITY TO DEFEND.

         The party indemnified under this Article 6. (the "Indemnified Party") shall notify in writing the indemnifying party (the "Indemnifying Party") of any matter giving rise to an obligation to indemnify and the Indemnifying Party shall defend such claim at its expense with counsel reasonably acceptable to the Indemnified Party, provided that the Indemnifying Party may not settle any such claim without the consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed. The Indemnified Party agrees to cooperate with the Indemnifying Party and to make reasonably available to the Indemnifying Party any necessary records or documents in the possession of the Indemnified Party which are necessary to defend such claim. If the Indemnifying Party does not defend or settle such claim, the Indemnified Party may do so without the Indemnifying Party's participation, in which case the Indemnifying Party shall pay the expenses of such defense, and the Indemnified Party may settle or compromise such claim without the Indemnifying Party's consent. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice.

6.3. SURVIVAL AND INSURANCE.

         The representations and warranties of the parties contained in the Transaction Documents or in any document or instrument delivered in connection therewith shall survive the Closing and shall not be extinguished thereby notwithstanding any investigation or other examination by any party. Any indemnified Loss that is not covered by insurance maintained by the Indemnifying Party shall be reduced by the amount of any insurance proceeds actually received from insurance maintained by the Indemnified Party.

6.4. ESTABLISHMENT OF ESCROW.

         At the Effective Time, Premiere, on behalf of the Owners, shall deliver to the Escrow Agent certificates, or cash, as the case may be, representing the General Escrow Amount. The General Escrow Amount shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

6.5. ARBITRATION.

         All disputes arising under this Article 6. (other than claims in equity) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by the Owners' Representative and Premiere in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in Atlanta, Georgia as may be specified by the arbitrator (or any place agreed to by the Owners' Representative, Premiere and the arbitrator). The decision of the arbitrator shall be final and binding as to any matters submitted under this Article 6.; provided, however, if necessary, such decision and satisfaction procedure may be enforced by either the Owners' Representative or Premiere in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys fees) shall be borne by the party against which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be borne equally by the Indemnitors as one party and the Indemnitees as the other party. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions.

6.6. LIMITATIONS AS TO AMOUNT.

         The Indemnifying Parties shall not be liable for Losses relating to a claim for indemnification under Section 6.1.1. or 6.1.2. in excess of the value of the shares of Premiere Common Stock deposited with the Escrow Agent pursuant to the Escrow Agreement, and the Escrow Agreement shall be the sole and exclusive remedy for all such Losses incurred by the Indemnified Parties, provided, however, that the limitations set forth in this Section shall not apply to (i) any intentional misrepresentation or intentional breach of warranty of any Indemnifying Party, (ii) any intentional failure to perform or comply with any covenant or agreement of any Indemnifying Party,
(iii) breach of any of the representations set forth in Sections 1.1. through 1.4., Section 2.5., Section 2.9. or Section 2.19., or (iv) any matter indemnified pursuant to Section 6.1.2.(d) or Section 6.1.2(e).

6.7. OTHER RIGHTS AND REMEDIES NOT AFFECTED.

         Except as specifically limited in this Article 6, the rights of the Indemnitees under this Article 6. are independent of and in addition to such rights and remedies as the Indemnitees may have at law or in equity or otherwise based upon any inaccuracy, untruth, incompleteness or breach of any representation or warranty of any Indemnitor contained herein or in any certificate, schedule or exhibit furnished by such party in connection herewith, or based upon the failure of an Indemnitor to perform any covenant, agreement or undertaking required by the terms hereof to be performed by such Indemnitor, including without limitation the right to seek specific performance, recession or restitution, none of which rights or remedies shall be affected or diminished hereby.

                            7.  Certain Definitions

         In addition to the terms defined elsewhere herein, following terms used herein shall have the meanings set forth below:

         "1933 Act" - the Securities Act of 1933, as amended.

         "1934 Act" - the Securities Exchange Act of 1934, as amended.

         "Affiliate" - of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

         "Agreement" - The Transfer Agreement to which these Uniform Terms are appended, and these Uniform Terms, including the Appendices, Exhibits and Schedules delivered pursuant thereto and hereto.

         "ASRs 130 and 135" shall mean SEC Accounting Series Release Nos. 130 and 135.

         "Assets" - of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

         "Closing Date Balance Sheet" - The unaudited balance sheet of the Company as of the close of business on the Closing Date prepared by the Company.

         "Closing Date" - The date upon which the closing of the Transactions shall occur.

         "Closing" - The closing of the Transactions.

         "Code" - The Internal Revenue Code of 1986, as amended.

         "Company Equity Securities" - equity securities of the Company of any type, including but not limited to common stock, preferred stock, limited partnership interests, general partnership interests, limited liability company interests, options to purchase any of the foregoing and securities convertible into any of the foregoing.

         "Company Intellectual Property Rights" - any Intellectual Property Right used by or reasonably useful to the Company in the course of its business.

         "Company Products and Services" - the interactive voice messaging services and related equipment provided by the Company to customers in the course of its business operations.

         "Company Stock" - the capital stock of the Company.

         "Company" - The entity identified as such in the Transfer Agreement.

         "Contract" - any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

         "Default" - (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or
(iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

         "Effective Time" - the time when all deliveries to be made hereunder at or prior to Closing have been made and all actions to be taken have been taken, and the parties are agreed that the Closing has occurred.

         "ERISA Affiliate" - of any entity means any other entity which, together with such entity, would be treated as a single employer (i) under
Section 414(b) or (c) of the Code or (ii) for purposes of any Benefit Plan subject to Title IV of ERISA, under Section 414(b), (c), (m) or (o) of the Code.

         "Escrow Agent" - the entity identified as such in the Escrow Agreement.

         "Escrow Agreement" - the Escrow Agreement or Agreements substantially in the form or forms attached as exhibits to the Transfer Agreement.

         "Exchange Act" - the Securities Exchange Act of 1934, as amended.

         "Franchise Agreement" - a franchise or license agreement and all amendments, supplements and modifications thereto entered into by VTE with the Company, an Owner, an Affiliate of an Owner or any predecessor of the Company, an Owner or an Owner's Affiliate relating to a Franchise.

         "Franchise" - the rights granted by VTE relating to the ownership and/or operation of one or more VTE Centers in one or more Sales Territories within a Protected Territory pursuant to a Franchise Agreement.

         "GAAP" - generally accepted accounting principles, consistently applied.

         "Intellectual Property Rights" - (a) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, system, computer software or computer program (including any source or object codes therefor or documentation relating thereto), invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible Asset; and
(b) any right to use or exploit any of the foregoing.

         "IRS" - the Internal Revenue Service.

         "Knowledge" of the Company shall mean the personal knowledge after due inquiry of those facts that are known or should reasonably have been known after due inquiry by each of the Owners and the knowledge of each of the Owners obtained or which would have been obtained from a reasonable investigation.

         "Latest Balance Sheet" - the latest balance sheet included in the Financial Statements.

         "Law" - any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

         "Liability" - any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

         "NAP Agreement" - an agreement executed by the Company and VTE in which the Company agreed to be bound by the bylaws of the NAP Board of Directors.

         "NAP" - the National Accounts Program of VTE.

         "Order" - any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

         "Owner" - The individuals or entities identified as such under the Transfer Agreement.

         "Permit" - any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

         "Person" - a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

         "Premiere Financial Statements" - (i) the consolidated balance sheets (including related notes and schedules, if any) of Premiere as of December 31, 1996 and 1995, and the related statements of operations, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1996, 1995 and 1994, as filed by Premiere in SEC Documents, and (ii) the consolidated balance sheets of Premiere (including related notes and schedules, if any) and related statements of operations, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1996.

         "Premiere Stock" - Common Stock, $.01 par value per share, of Premiere.

         "Premiere" - Premiere Technologies, Inc., a Georgia corporation.

         "Protected Territory" - the territory in which the Company solicits and provides services and products to customers for digital voice messaging services as such territory is defined in the Franchise Agreement.

         "Regulatory Authority" - the SEC, the NASD, the Federal Trade Commission, the United States Department of Justice, or other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the parties hereto and their respective Subsidiaries.

         "Related Person" - with regard to any Owner or any director, officer or employee of the Company, his or her spouse, parent, sibling, child, aunt, uncle, niece, nephew, in-law, grandparent and grandchild (including by adoption or remarriage) and any trustees or other fiduciaries for the benefit of such relatives.

         "Sales Territory" - the geographic areas into which a Protected Territory is divided under the Franchise Agreement.

         "Schedules" - the disclosure schedules referred to in this Agreement.

         "SEC Documents" - all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by Premiere pursuant to the Securities Laws.

         "Securities Laws" - the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

         "SRA" - a service representative agreement executed by VTE and a service representative, relating to the provision of services on behalf of VTE with respect to the Franchise.

         "Stock Transfer" - The purchase by Premiere, or any of its Affiliates, pursuant to the Transactions, of Company Equity Securities, including by means of any merger, consolidation, share exchange or other transaction by which the Company becomes a subsidiary of Premiere or any of its Affiliates or merges with and into a subsidiary of Premiere or any of its Affiliates.

         "Subsidiaries" - all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

         "Transaction Documents" - the Transfer Agreement, including these Uniform Terms, and all other agreements, instruments and documents to be executed and delivered in connection with this Agreement and the transactions contemplated thereby.

         "Transactions" - the transactions contemplated by this Agreement and the other Transaction Documents.

         "Transfer Agreement" - that certain Transfer Agreement among Premiere, the Company and the Owners which incorporates the Uniform Terms by reference.

         "VTE Center" - a site owned or operated by the Company which houses one or more Centigram voice mail servers used to store messages for retrieval by users within the local service area of VTE Center, and, where applicable, one or more network interface boxes and routers used to transmit voice message packet data to a hub via the T1 local loop.

         "VTE" - Voice-Tel Enterprises, Inc., a Delaware corporation.

         "VTN" - VTN, Inc., an Ohio corporation and the sole general partner of VTNLP.

         "VTNLP" - Voice-Tel Network Limited Partnership, a Delaware limited partnership.

                         8.  Miscellaneous Provisions

8.1. NOTICES.

         8.1.1. Any notice sent in accordance with the provisions of this
Section 8.1. shall be deemed to have been received (even if delivery is refused or unclaimed) on the date which is : (i) the date of proper posting, if sent by certified U.S. mail or by Express U.S. mail or private overnight courier; or
(ii) the date on which sent, if sent by facsimile transmission, with confirmation and with the original to be sent by certified U.S. mail, addressed as follows:

         If to the Company or the Owners: To the addresses set forth in the Transfer Agreement.

         If to Premiere:

               Premiere Technologies, Inc.
               The Lenox Building, Suite 400
               3399 Peachtree Road, NE
               Atlanta, Georgia 30326
               Attn:  Boland T. Jones, President
               Telephone:  (404)262-8400
               Facsimile:    (404)262-8540

with a copy to:

               Alston & Bird LLP
               One Atlantic Center
               1201 West Peachtree Street
               Atlanta, Georgia  30309-3424
               Attn:  Jeffrey A. Allred, Esq.
               Telephone:  (404) 881-7000
               Facsimile:    (404) 881-7777

         8.1.2. Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this
Section 8.1.

8.2. OWNER'S REPRESENTATIVE.

         8.2.1. The Owners have and do hereby irrevocably make, constitute and appoint the individual designated as the Owner's Representative in the Transfer Agreement as their agent (the "Owner's Representative") and authorize and empower him or her to fulfill the role of Owner's Representative hereunder. In the event of the resignation of the Owner's Representative, the resigning Owner's Representative shall appoint a successor from among the Owners and who shall agree in writing to accept such appointment. If the Owner's Representative should die or become incapacitated, his or her successor shall be appointed within 15 days of his death or incapacity by a majority of the Owners, and such successor shall be an Owner. The choice of a successor Owner's Representative appointed in any manner permitted above shall be final and binding upon all of the Owners. The decisions and actions of any successor Owner's Representative shall be, for all purposes, those of a Owner's Representative as if originally named in the Transfer Agreement.

         8.2.2. Each Owner has made, constituted and appointed and by the execution of this Agreement hereby irrevocably makes, constitutes and appoints the Owner's Representative as such person's true and lawful attorney in fact and agent, for such person and in such person's name, place and stead for all purposes necessary or desirable in order for the Owner's Representative to take the actions contemplated by the Transaction Documents on behalf of the Owners, with the ability to execute and deliver all instruments, certificates and other documents of every kind incident to the foregoing to all intents and purposes and with the same effect as such Owner could do personally, and each such Owner hereby ratifies and confirms as his, her, or its own act, all that the Owner's Representative shall do or cause to be done pursuant to the provisions hereof. All Claim Notices and all other notices and communications directed to Owners under this Agreement shall be given to the Owner's Representative.

         8.2.3. The death or incapacity of any Owner shall not terminate the authority and agency of the Owner's Representative.

         8.2.4. The Owners hereby agree to indemnify the Owner's Representative and to hold him or her harmless against any and all loss, liability or expense incurred without bad faith on the part of the Owner's Representative and arising out of or in connection with his or her duties as Owner's Representative, including the reasonable costs and expenses incurred by the Owner's Representative in defending against any claim or liability in connection herewith.

8.3. EXPENSES.

         8.3.1. Except as otherwise provided in this Section 8.3. or in an Exhibit to the Transfer Agreement, each of the parties hereto shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

         8.3.2. Nothing contained in this Section 8.3. shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a party hereto of the terms of this Agreement or otherwise limit the rights of a nonbreaching party.

8.4. FURTHER ASSURANCES.

         Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

8.5. WAIVER.

         Any failure on the part of any party to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

8.6. ASSIGNMENT.

         Premiere may assign its rights under this Agreement to any Affiliated entity, but otherwise this Agreement shall not be assignable by any of the parties hereto without the written consent of all other parties. Any such assignment shall not relieve Premiere of its obligations hereunder.

8.7. BINDING EFFECT.

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. This Agreement shall survive the Closing and not be merged therein.

8.8. ENTIRE AGREEMENT.

         This Agreement and the Exhibits, Schedules, certificates and other documents delivered pursuant hereto or incorporated herein by reference, contain and constitute the entire agreement among the parties and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties relating to the transactions contemplated by this Agreement. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

8.9. GOVERNING LAW; SEVERABILITY.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to conflicts of laws principles. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.10. COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.11. BROKERS.

         The Owners, the Company and Premiere each represent to the others that no broker or finder has been employed in connection with the transactions hereunder.

8.12. SCHEDULES AND EXHIBITS.

         All Schedules and Exhibits attached to this Agreement are by reference made a part hereof.

8.13. HEADINGS.

         The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.14. AMENDMENT.

         To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of the parties hereto upon the approval of each of such parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Company Common Stock, there shall be made no amendment that reduces or modified in any material respect the consideration to be received by holders of Company Common Stock.

8.15. ENFORCEMENT.

         The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.16. NO BENEFIT TO THIRD PARTIES.

         This Agreement is not intended to benefit, and shall not be construed to benefit, any person other than the parties hereto or create any third-party beneficiary right for any other person.

                          9.  Company Purchase Price

         As used in this Agreement:

         "Company Purchase Price" shall be the sum (expressed in dollars) of (i) the amount determined by multiplying the Reference Number by the Multiple, plus
(ii) the amount of cash reflected on the Closing Date Balance Sheet, plus (iii) the amount payable by VTE to the Company with respect to the May 20, 1997 NAP Reconciliation Statement Payment (to the extent such amount is not in the amount of cash reflected on the Closing Date Balance Sheet, minus (iv) the aggregate amount of principal and accrued and unpaid interest under funded debt and capital lease obligations reflected on the Closing Date Balance Sheet, minus (v) the amount by which the Transaction Costs exceed the Deductible Amount.

         "Deductible Amount" shall be the amount set forth in the Transfer Agreement.

         "Reference Number" shall be the amount set forth in the Transfer Agreement.

         "Multiple" shall be the number set forth in the Transfer Agreement.

         "Transaction Costs" shall mean all amounts incurred but unpaid by the Company in connection with (i) the negotiation and preparation of this Agreement, (ii) the consummation of the Transactions and (iii) one-half of the costs and expenses of public record searches conducted by Premiere in contemplation of the Transactions, but if Audited Financial Statements are required, shall exclude all of the costs and expenses of Arthur Andersen LLP incurred by Premiere in connection with preparation of the Audited Financial Statements.

                              10.  Share Exchange

10.1. SHARE EXCHANGE (GENERAL)

         Subject to the terms and conditions of this Agreement, at the Effective Time, each Owner shall transfer and convey to Premiere all Company Stock owned by such Owner for the Consideration specified in the Transfer Agreement such that the Company becomes a wholly owned subsidiary of Premier at the Effective Time.

10.2. SHARE EXCHANGE (STOCK CONSIDERATION)

         10.2.1. Stock Consideration.

         Subject to the provisions of this Section 12.2.1., and in consideration for the transactions contemplated hereby, at the Effective Time, all shares of Company Stock owned by the Owners issued and outstanding at the Effective Time shall be exchanged for the right to receive:

             (a) the number of shares of Premiere Stock determined by dividing
         (i) ninety percent (90%) of the Company Purchase Price by (ii) $23.9438; and

             (b) the number of shares of Premiere Stock determined by dividing
         (i) the ten percent (10%) of the Company Purchase Price, by (ii) $23.9438 (the "General Escrow Amount").

(collectively, the "Consideration"). Subject to Section 6.4., the Consideration shall be issuable to the Owners pro rata in accordance with their ownership of Company Common Stock.

         10.2.2.  Treasury Shares

         Any and all shares of Company Common Stock held as treasury shares by the Company shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

10.3. SHARE EXCHANGE (CASH CONSIDERATION)

         10.3.1.  Cash Consideration.

         Subject to the provisions of this Section 12.3.1., and in consideration for the transactions contemplated hereby, at the Effective Time, all shares of Company Stock owned by the Owners issued and outstanding at the Effective Time shall be exchanged for the right to receive:

             (a) an amount of cash equal to ninety percent (90%) of the Company Purchase Price; and

             (b) an amount of cash equal to ten percent (10%) of the Company Purchase Price (the "General Escrow Amount")

(collectively, the "Consideration"). Subject to Section 6.4., the Consideration shall be payable to the Owners pro rata in accordance with their ownership of Company Common Stock.

         10.3.2.  Treasury Shares

         Any and all shares of Company Common Stock held as treasury shares by the Company shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

                        11.  Forward Triangular Merger

11.1. FORWARD TRIANGULAR MERGER (GENERAL)

         11.1.1.  Merger Corp to be Surviving Corporation

         Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with the Transfer Agreement, the Company shall be merged with and into Merger Corp in accordance with the provisions of the business corporation act under the laws of the Company Jurisdiction (the "Company Jurisdiction Act") and the laws of the State of Georgia (the "Georgia Act"). Merger Corp shall be the surviving corporation resulting from the Merger and shall thereafter conduct the business and operations of the Company as a wholly owned subsidiary of Premiere. The Merger shall be consummated pursuant to the terms of this Agreement.

         11.1.2.  Filing of Merger Certificates

         Subject to the provisions of this Agreement, the parties shall file Articles or a Certificate of Merger, as appropriate (the "Company Jurisdiction Merger Certificate") executed in accordance with the relevant provisions of the Company Jurisdiction Act and a Certificate of Merger executed in accordance with the relevant provisions of the Georgia Act (the "Georgia Merger Certificate") and shall make all other filings or recordings required under each such Act as soon as practicable on or after the Closing Date. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Company Jurisdiction Merger Certificate becomes effective with the Secretary of State of the Company Jurisdiction and the Georgia Merger Certificate becomes effective with the Secretary of State of Georgia (the "Effective Time").

         11.1.3.  Articles and Bylaws

         The charter and Bylaws of Merger Corp in effect immediately prior to the Effective Time shall be the charter and Bylaws of the surviving corporation until otherwise amended or repealed; the directors of Merger Corp immediately prior to the Effective Time shall serve as the directors of the surviving corporation from and after the Effective Time; and the officers of Merger Corp in office immediately prior to the Effective Time shall serve as the officers of the surviving corporation from and after the Effective Time.

         11.1.4.  Dissenting Shareholders.

         Any holder of shares of voting capital stock of the Company who perfects any available dissenters' rights or appraisal rights in accordance with and as contemplated by the Company Jurisdiction Act ("Dissenters' Rights") shall be entitled to receive the value of such shares in cash from the Company after the Effective Time as determined pursuant to such provision of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the Company Jurisdiction Act and surrendered to the Company the certificate or certificates representing the shares for which payment is being made. In the event that a dissenting shareholder of the Company fails to perfect, or effectively withdraws or loses, its Dissenters' Rights, Premiere shall issue and deliver the consideration to which such holder of shares of Company capital stock is entitled (without interest) upon surrender of certificates representing such shares held by such holder.

11.2. FORWARD TRIANGULAR MERGER (STOCK CONSIDERATION)

         11.2.1.  Conversion of Shares.

         Subject to the provisions of this Section, and in consideration for the transactions contemplated hereby, at the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the shareholders of any of the parties hereto, the shares of the constituent corporations of the Merger shall be converted as follows:

         Each share of Premiere Stock and each share of Merger Corp common stock issued and outstanding at the Effective Time shall remain issued and outstanding after the Effective Time.

         All of the shares of the Company Stock (excluding treasury shares and excluding shares held by shareholders who perfect their Dissenters' Rights) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive:

             (a) the number of shares of Premiere Stock determined by dividing
         (i) ninety percent (90%) of the Company Purchase Price by (ii) $23.9438; and

             (b) the number of shares of Premiere Stock determined by dividing
         (i) the ten percent (10%) of the Company Purchase Price, by (ii) $23.9438 (the "General Escrow Amount").

(collectively, the "Consideration"). Subject to Section 6.4., the Consideration shall be issuable to the Owners pro rata in accordance with their ownership of Company Common Stock.

         11.2.2.  Treasury Shares

         Any and all shares of Company Common Stock held as treasury shares by the Company shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

11.3. FORWARD TRIANGULAR MERGER (CASH CONSIDERATION)

         11.3.1.  Conversion of Shares.

         Subject to the provisions of this Section, and in consideration for the transactions contemplated hereby, at the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the shareholders of any of the parties hereto, the shares of the constituent corporations of the Merger shall be converted as follows:

         Each share of Premiere Stock and each share of Merger Corp common stock issued and outstanding at the Effective Time shall remain issued and outstanding after the Effective Time.

         All of the shares of the capital stock of the Company ("Company Stock") (excluding treasury shares and excluding shares held by shareholders who perfect their Dissenters' Rights) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive:

             (a) an amount of cash equal to ninety percent (90%) of the Company Purchase Price; and

             (b) an amount of cash equal to ten percent (10%) of the Company Purchase Price (the "General Escrow Amount")

(collectively, the "Consideration"). Subject to Section 6.4., the Consideration shall be payable to the Owners pro rata in accordance with their ownership of Company Common Stock.

         11.3.2.  Treasury Shares

         Any and all shares of Company Common Stock held as treasury shares by the Company shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

                        12.  Reverse Triangular Merger

12.1. REVERSE TRIANGULAR MERGER (GENERAL)

         12.1.1.  Company to be Surviving Corporation

         Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with the Transfer Agreement, Merger Corp shall be merged with and into the Company in accordance with the provisions of the business corporation act under the laws of the Company Jurisdiction (the "Company Jurisdiction Act") and the laws of Georgia (the "Georgia Act"). The Company shall be the surviving corporation resulting from the Merger and shall thereafter conduct the business and operations of the Company as a wholly owned subsidiary of Premiere. The Merger shall be consummated pursuant to the terms of this Agreement.

         12.1.2.  Filing of Merger Certificates

         Subject to the provisions of this Agreement, the parties shall file Articles or a Certificate of Merger, as appropriate (the "Company Jurisdiction Merger Certificate") executed in accordance with the relevant provisions of the Company Jurisdiction Act and a Certificate of Merger executed in accordance with the relevant provisions of the Georgia Act (the "Georgia Merger Certificate") and shall make all other filings or recordings required under each such Act as soon as practicable on or after the Closing Date. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Company Jurisdiction Merger Certificate becomes effective with the Secretary of State of the Company Jurisdiction and the Georgia Merger Certificate becomes effective with the Secretary of State of Georgia (the "Effective Time").

         12.1.3.  Articles and Bylaws

         The charter and Bylaws of Merger Corp in effect immediately prior to the Effective Time shall be the charter and Bylaws of the surviving corporation until otherwise amended or repealed; the directors of Merger Corp immediately prior to the Effective Time shall serve as the directors of the surviving corporation from and after the Effective Time; and the officers of Merger Corp in office immediately prior to the Effective Time shall serve as the officers of the surviving corporation from and after the Effective Time.

         12.1.4.  Dissenting Shareholders.

         Any holder of shares of voting capital stock of the Company who perfects any available dissenters' rights or appraisal rights in accordance with and as contemplated by the Company Jurisdiction Act ("Dissenters' Rights") shall be entitled to receive the value of such shares in cash from the Company after the Effective Time as determined pursuant to such provision of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the Company Jurisdiction Act and surrendered to the Company the certificate or certificates representing the shares for which payment is being made. In the event that a dissenting shareholder of the Company fails to perfect, or effectively withdraws or loses, its Dissenters' Rights, Premiere shall issue and deliver the consideration to which such holder of shares of Company capital stock is entitled (without interest) upon surrender of certificates representing such shares held by such holder.

12.2. REVERSE TRIANGULAR MERGER (STOCK CONSIDERATION)

         12.2.1.  Conversion of Shares.

         Subject to the provisions of this Section 12.2.1., and in consideration for the transactions contemplated hereby, at the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the shareholders of any of the parties hereto, the shares of the constituent corporations of the Merger shall be converted as follows:

         Each share of Premiere Stock issued and outstanding at the Effective Time shall remain issued and outstanding after the Effective Time, and each share of Merger Corp common stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive one share of Company Stock.

         All of the shares of the Company Stock (excluding treasury shares and excluding shares held by shareholders who perfect their Dissenters' Rights) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive:

             (a) the number of shares of Premiere Stock determined by dividing
         (i) ninety percent (90%) of the Company Purchase Price by (ii) $23.9438; and

             (b) the number of shares of Premiere Stock determined by dividing
         (i) the ten percent (10%) of the Company Purchase Price, by (ii) $23.9438 (the "General Escrow Amount").

(collectively, the "Consideration"). Subject to Section 6.4., the Consideration shall be issuable to the Owners pro rata in accordance with their ownership of Company Common Stock.

         12.2.2.  Treasury Shares

         Any and all shares of Company Common Stock held as treasury shares by the Company shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

12.3. REVERSE TRIANGULAR MERGER (CASH CONSIDERATION)

         12.3.1.  Conversion of Shares.

         Subject to the provisions of this Section 12.3.1., and in consideration for the transactions contemplated hereby, at the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the shareholders of any of the parties hereto, the shares of the constituent corporations of the Merger shall be converted as follows:

         Each share of Premiere Stock issued and outstanding at the Effective Time shall remain issued and outstanding after the Effective Time, and each share of Merger Corp common stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive one share of Company Stock.

         All of the shares of the capital stock of the Company ("Company Stock") (excluding treasury shares and excluding shares held by shareholders who perfect their Dissenters' Rights) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive:

             (a) an amount of cash equal to ninety percent (90%) of the Company Purchase Price; and

             (b) an amount of cash equal to ten percent (10%) of the Company Purchase Price (the "General Escrow Amount")

(collectively, the "Consideration"). Subject to Section 6.4., the Consideration shall be payable to the Owners pro rata in accordance with their ownership of Company Common Stock.

         12.3.2.  Treasury Shares

         Any and all shares of Company Common Stock held as treasury shares by the Company shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

                  13.  Tax Representations and Undertakings.

         If the Transfer Agreement contemplates that the Transactions will be a reorganization under Section 368(a) of the Code, then the provisions of this
Article 13. shall apply.

13.1. REORGANIZATION.

         Each Owner and the Company, jointly and severally, represents and warrants to Premiere that neither the Company, any Owner nor any Affiliate thereof has taken or agreed to take any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and each of the Company, the Owners and Premiere undertakes and agrees to use its reasonable efforts to cause the Transactions, and to take no action which would cause the Transactions not, to qualify as a "reorganization" within the meaning of Section 368(a) of the Code for federal income tax purposes. Notwithstanding the foregoing, the Owners understand that (i) Premiere makes no representation or warranty regarding the tax treatment of this Agreement or the Transactions, (ii) the Closing is not subject to a condition that an Internal Revenue Service ruling or tax opinion be obtained as to the federal income tax consequences of this Agreement or the Transactions, and (iii) the Company and the Owners shall look to their respective advisors for advice concerning the tax consequences of this Agreement and the Transactions.

13.2. REORGANIZATION-RELATED REPRESENTATIONS.

         In connection with the opinion to be rendered to Premiere by Alston & Bird to the effect that the Transactions will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, the Company and the Owners hereby represent, jointly and severally, as follows:

             (a) The Company has access to the information which is the subject of the representations contained in Article 13.

             (b) To the Knowledge of the Company, the representations contained in this Article 13. are true, correct and complete.

             (c) The fair market value of the Premiere Stock received by each Owner will, in each instance, be approximately equal to the fair market value of the Company Stock surrendered in exchange therefor.

             (d) In the Transactions, Merger Corp or Premiere will acquire assets representing at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Company immediately prior to the Transactions. For this purpose, all redemptions and distributions (except for regular, normal dividends) made by Company immediately preceding the Transactions and all amounts paid out of the assets of Company as reorganization expenses will be considered as assets held by Company immediately prior to the Transactions. In addition, assets disposed of in contemplation of the Transactions will be considered as assets held by Company immediately prior to the Transactions.

             (e) The liabilities of Company to be assumed by Merger Corp. or Premiere in the Transactions (and the liabilities to which the assets to be transferred are subject) were incurred or will be incurred by Company in the ordinary course of its business.

             (f) There is not now nor will there be at the time of the Transactions any intercorporate indebtedness existing between Company and Premiere or between Company and Merger Corp. that was issued, acquired, or will be settled at a discount.

             (g) Company will pay direct costs and expenses incurred by it or on its behalf in connection with the Transactions. Shareholders of the Company will pay their own expenses, if any, incurred in connection with the Transactions.

             (h) For the Company, not more than twenty-five percent (25%) of the fair market value of Company's adjusted total assets consists of stock and securities of any one issuer, and not more than fifty percent (50%) of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least fifty percent (50%) of the voting power or fifty percent (50%) of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Code are treated as a single issuer.

             (i) The Company is not under the jurisdiction of a court in a case under Title 11 of the United States Code, a receivership, foreclosure, or similar proceeding in a federal or state court.

             (j) The fair market value and adjusted basis of the assets to be transferred from Company to Merger Corp. or Premiere as a result of the Transactions will equal or exceed the sum of the liabilities of Company to be assumed by Merger Corp. or Premiere (plus the amount of liabilities to which the assets to be transferred are subject).

             (k) The payment of cash to Company shareholders in lieu of fractional shares of Premiere Stock will not be a separately bargained for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares. The total cash consideration that will be paid to Company shareholders in lieu of fractional shares of Premiere Stock will represent less than one percent (1%) of the total consideration issued in the Transactions.

             (l) None of the compensation received by any shareholder-employee of Company represents separate consideration for, or is allocable to, any of his Company Stock. None of the Premiere Stock that will be received by Company shareholder-employees in the Transactions represents separately bargained for consideration which is allocable to any employment agreement or arrangement. Any compensation to be paid to a Company shareholder-employee who continues as an employee of Premiere or Merger Corp. subsequent to the Transactions will be for services rendered and will be commensurate with amounts paid to third parties bargaining at arms length for similar services.

             (m) Company has no plan or intention to make, and has not made, any distributions other than regular, normal dividends to shareholders prior to the Transactions.

             (n) Company has not reacquired or redeemed any of its stock within the last three (3) years.

             (o) At all times during the five-year period ending on the effective date of the Transactions, the fair market value of all of Company's United States real property interests was and will have been less than fifty percent (50%) of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) Company is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Company is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by Company, in the case of a first-tier subsidiary of Company, or by a controlled corporation, in the case of a lower-tier subsidiary.

             (p) Company is not a party to, and holds no assets subject to, a "safe harbor lease" under former section 168(f)(8) of the Code and the Regulations thereunder.

             (q) There is a valid business reason for establishing the escrow pursuant to the Escrow Agreement.

             (r) Shares will be held pursuant to the Escrow Agreement and shall be dealt with in the manner set forth therein.

             (s) The Agreement represents the entire understanding of Company, Premiere, and Merger Corp. with respect to the Transactions.

13.3. CONTINUITY OF INTEREST.

         In connection with the opinion to be rendered to Premiere by Alston & Bird to the effect that the Transactions will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, the Company and the Owners hereby represent that there is no plan or intention by any of the shareholders of Company who own one percent (1%) or more of the outstanding Company Stock, and to the Knowledge of the management of Company, the remaining Company shareholders have no plan or intention, to sell, exchange, or otherwise dispose of a number of shares of Premiere Stock that they will receive in the Transactions that will reduce on the part of the Company shareholders such shareholders' ownership of Premiere Stock to a number of shares having an aggregate value as of the Effective Date of less than fifty percent (50%) of the aggregate value of all of the stock of Company outstanding immediately prior to the Transactions. For purposes of this representation, shares of Company Stock that are disposed of or exchanged for cash in lieu of fractional shares of Premiere Stock will be treated as outstanding Company Stock immediately prior to the Transactions. Moreover, shares of Company Stock and shares of Premiere Stock held by Company shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Transactions will be considered outstanding immediately prior to the Transactions in making this representation. Shares subject to the Escrow Agreement will be considered disposed of for purposes of this representation.

                           14.  Accounting Matters.

         If the Transfer Agreement contemplates that the Transactions will be accounted for as a pooling of interests, then the provisions of this Article 14. shall apply.

14.1. POOLING OF INTERESTS.

         Each Owner and the Company, jointly and severally, represents and warrants to Premiere that neither the Company, any Owner nor any Affiliate thereof has taken or agreed to take any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying for pooling-of-interests accounting treatment. The Owners represent that the ownership of Company Common Stock has not been adjusted in contemplation of the Transactions.

14.2. POOLING-RELATED REPRESENTATIONS.

         Each of the Company and the Owners, jointly and severally, represents and warrants the following to Premiere:

             (a) The Company is autonomous and is not currently, and was not for the two years preceding the date on which the major terms of the Transactions were announced to the Owners (the "Initiation Date"), a subsidiary or division of another corporation;

             (b) The Company has not changed the equity interest of its voting common stock in contemplation of effecting the Transactions either within two (2) years before the Initiation Date or between the Initiation Date and the Effective Date;

             (c) Except as set forth in SCHEDULE 2.5.2., the Company has not purchased treasury stock within the last two years; and

             (d) The Company does not intend and has not agreed to any financial arrangement in connection with the Transactions for the benefit of the Owners or of Premiere, except for the consideration provided for in the Transaction Documents.

14.3. LIMITATION ON DISPOSITION.

         Premiere, the Company and each of the Owners agrees to use its reasonable efforts to cause the Transactions, and to take no action which would cause the Transactions not, to qualify for treatment as a pooling of interests for accounting purposes. Without limiting the foregoing, the Company and each of the Owners agrees not to sell, transfer, or otherwise dispose of his, her or its interests in, or reduce his, her or its risk relative to, any of the shares of Premiere Common Stock received in connection with the Transactions until such time as Premiere notifies the Company and each such Owner that the requirements of ASRs 130 and 135 have been met. The Company and each of the Owners understands that ASRs 130 and 135 relate to the publication of financial results of at least thirty (30) days of post-Transaction combined operations of Premiere and the Company. Premiere agrees that it shall publish such results within forty-five (45) days after the end of the first fiscal quarter of Premiere containing the required period of post-Transaction combined operations and that it shall notify the Company and each of the Owners promptly following such publication. Premiere shall be entitled to place the following restrictive legend on the shares of Premiere Stock issued pursuant to the Transactions to enforce the foregoing restrictions:

             "The shares represented by this certificate were issued pursuant to a business combination which is accounted for as a "pooling of interests" and may not be sold, nor may the owner thereof reduce his risks relative thereto in any way, until such time as Premiere Technologies, Inc. ("Premiere") has published the financial results covering at least 30 days of combined operations after the effective date of the merger through which the business combination was effected."

         Such legend will also be placed on any certificate representing Premiere securities issued subsequent to the original issuance of the Premiere Common Stock pursuant to the Transactions as a result of any transfer of such shares or any stock dividend, stock split, or other recapitalization as long as the Premiere Common Stock issued to Owner pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. Upon the request of Owner, Premiere shall cause the certificates representing the shares of Premiere Common Stock issued to Owner in connection with the Merger to be reissued free of any legend relating to restrictions on transfer by virtue of ASR 130 and 135 as soon as practicable after the requirements of ASR 130 and 135 have been met.

14.4. CONTRACTUAL RESTRICTIONS.

         All contractual restrictions or limitations on transfer with respect to Company Common Stock under any plan, program, contract or arrangement, to the extent that such restrictions or limitations have not already lapsed (whether as a result of the Transactions or otherwise), and except as otherwise expressly provided in such plan, program, contract or arrangement, shall remain in full force and effect with respect to shares of Premiere Stock into which such restricted stock is converted pursuant to this Agreement.

                           15.  Securities Matters.

         If the Transfer Agreement contemplates that the Premiere Stock will be issued to the Owners in the Transactions, then the provisions of this Article 15 shall apply.

15.1. AFFILIATE STATUS.

         Owner understands and agrees that as to the Company he or she is an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that he or she will be such an "affiliate" at the time of the Transactions.

15.2. PURCHASE FOR INVESTMENT.

             (a) Owner has accurately completed the Investor Questionnaire required by Premiere prior to or contemporaneous with the execution of this Agreement, and the statements therein are true and correct, and Owner acknowledges that Premiere has relied upon such statements in entering into this Agreement;

             (b) Owner is acquiring Premiere Stock for such Owner's own account and not with a view to or for sale in connection with any public distribution thereof within the meaning of the Securities Act;

             (c) Owner (i) has sufficient knowledge and experience in financial and business matters to enable him, her or it to evaluate the merits and risks of an investment in Premiere Stock, (ii) has the ability to bear the economic risk of acquiring Premiere Stock for an indefinite period and to afford a complete loss thereof, and (iii) has had an opportunity to ask questions of and to receive answers from the officers of Premiere and to obtain additional information in writing as requested, which has been made available to and examined by such Owner or such Owner's advisors; and

             (d) Owner (i) acknowledges that Premiere Stock has not been registered under any securities laws and cannot be resold without registration thereunder or exemption therefrom, (ii) agrees not to transfer all or any Premiere Stock received by such Owner unless such transfer has been registered or is exempt from registration under applicable securities laws, and (iii) acknowledges that the certificate(s) representing Premiere Stock shall bear the legend set forth in Section 13.3.4 with respect to the restrictions on transfer under applicable securities laws.

15.3. COVENANTS AND WARRANTIES OF THE OWNERS.

         Each Owner represents, warrants and agrees that:

            (a) Premiere has informed Owner that any distribution by Owner of Premiere Common Stock has not been registered under the 1933 Act and that shares of Premiere Common Stock received pursuant to the Transactions can only be sold by the undersigned (1) following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. Owner understands that except as set forth in the Registration Rights Agreement, Premiere is under no obligation to file a registration statement with the SEC covering the disposition of Owner's shares of Premiere Common Stock or to take any other action necessary to make compliance with an exemption from such registration available.

            (b) Owner will, and will cause each of the other parties whose shares are deemed to be beneficially owned by Owner to, have all shares of Company Common Stock beneficially owned by Owner registered in the name of the Owner or such parties, as applicable, prior to the effective date of the Transactions and not in the name of any bank, broker-dealer, nominee or clearinghouse.

            (c) During the 30 days immediately preceding the Effective Time of the Transactions, Owner has not sold, transferred, or otherwise disposed of his or her interests in, or reduced his or her risk relative to, any of the shares of Company Common Stock beneficially owned by Owner as of the record date for determination of stockholders entitled to vote at the Stockholders' Meeting of the Company held to approve the Transactions.

15.4. LEGENDS, ETC.

         Owner understands and agrees that stop transfer instructions with respect to the shares of Premiere Stock received by Owner pursuant to the Transactions will be given to Premiere's Transfer Agent and that, in addition to any applicable legend under Section 13.2.3, there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

            "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of applicable states or unless an exemption from such registration is available."

         Such legend will also be placed on any certificate representing Premiere securities issued subsequent to the original issuance of the Premiere Common Stock pursuant to the Transactions as a result of any transfer of such shares or any stock dividend, stock split, or other recapitalization as long as the Premiere Common Stock issued to Owner pursuant to the Transactions has not been transferred in such manner to justify the removal of the legend therefrom. If the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the Premiere Common Stock received by Owner pursuant to the Transactions, or at the expiration of the restrictive period set forth in Rule 145(d), Premiere, upon the request of Owner, will cause the certificates representing the shares of Premiere Common Stock issued to Owner in connection with the Transactions to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by Premiere of an opinion of its counsel to the effect that such legend may be removed.

15.5. UNDERSTANDING OF RESTRICTIONS ON DISPOSITIONS.

         Owner has carefully read this Agreement and discussed their requirements and impact upon his ability to sell, transfer, or otherwise dispose of the shares of Premiere Common Stock received by Owner, to the extent he or she believes necessary, with his or her counsel or counsel for the Company.

15.6. FILING OF REPORTS BY PREMIERE.

         Premiere agrees, for a period of two years after the effective date of the Transactions, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to Owner in the event Owner desires to transfer any shares of Premiere Common Stock issued to Owner pursuant to the Transactions.

15.7. TRANSFER UNDER RULE 145(d).

         If Owner desires to sell or otherwise transfer the shares of Premiere Common Stock received by him in connection with the Transactions at any time during the restrictive period set forth in Rule 145(d), Owner will provide the necessary representation letter to the transfer agent for Premiere Common Stock together with such additional information as the transfer agent may reasonably request. If Premiere's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), Premiere shall cause such counsel to provide such opinions as may be necessary to Premiere's Transfer Agent so that Owner may complete the proposed sale or transfer.

15.8. ACKNOWLEDGMENTS.

         Owner recognizes and agrees that the foregoing provisions also apply to all shares of the capital stock of the Company and Premiere that are deemed to be beneficially owned by Owner pursuant to applicable federal securities laws, which Owner agrees may include, without limitation, shares owned or held in the name of (i) Owner's spouse, (ii) any relative of Owner or of Owner's spouse who has the same home as Owner, (iii) any trust or estate in which Owner, Owner's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity, and (iv) any corporation or other organization in which Owner, Owner's spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. Owner further recognizes that, in the event that Owner is a director or officer of Premiere or becomes a director or officer of Premiere upon consummation of the Transactions, among other things, any sale of Premiere Common Stock by Owner within a period of less than six months following the effective time of the Transactions may subject Owner to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.